EXHIBIT 4.6

***Portions marked with asterisks within brackets have been omitted pursuant to a request for confidential treatment, and have been filed separately with the Commission in connection with such request.

ASSET PURCHASE AND SALE AGREEMENT

Dated as of September 29, 2003

Between

DESC, S.A. de C.V.,

as Seller,

and

HENKEL CAPITAL, S.A. de C.V.,

as Buyer

6.2	Authorization	15
6.3	Approvals	16
6.4	No Violation	16

ARTICLE VII
REPRESENTATIONS AND WARRANTIES REGARDING THE ASSETS AND THE BUSINESS		16
7.1	Title to Assets; Condition of the Assets	16
7.2	Financial Statements; Subsequent Events	17
7.3	Authorizations	19
7.4	Compliance with Applicable Laws; Regulation; Import Compliance.	19
7.5	Insurance	20
7.6	Names; Predecessor Entities	20
7.7	Contracts and Related Party Contracts.	20
7.8	Employees.	21
7.9	Intellectual Property Matters	23
7.10	Environmental, Health and Safety.	26
7.11	Litigation	27
7.12	Owned Real Property	27
7.13	Leased Real Property and Leased Equipment	28
7.14	Product Warranty	29
7.15	Product Liability	30
7.16	Undisclosed Liabilities	30
7.17	Inventory	30
7.18	Accounts Receivable	30
7.19	Powers of Attorney	30
7.20	Entirety of Assets	31
7.21	Asbestos and Other Hazardous Materials	31
7.22	Products	31
7.23	Fester Network	31
7.24	Merger	32
7.25	Notices, Consents	33
7.26	Employee Confidentiality Agreements	33
7.27	Business Relationships	33
7.28	Territory	33
7.29	Minimum Working Capital	33

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES OF BUYER		33
8.1	Organization of Buyer	33
8.2	Authorization	33
8.3	Approvals	34
8.4	No Violation	34
8.5	No Brokers	34
8.6	Financial Resources	34
8.7	Litigation	34

ARTICLE IX
REPRESENTATIONS AND WARRANTIES REGARDING BUYER SERVICE CO		35
9.1	Organization of Buyer Service Co	35
9.2	Authorization	35
9.3	Approvals	35
9.4	No Violation	35
9.5	Litigation	35

ARTICLE X
COVENANTS OF SELLER		36
10.1	Affirmative Covenants Regarding Operation of the Business	36
10.2	Negative Covenants Regarding the Operation of the Business.	36
10.3	Related Party Contracts	38
10.4	Exclusivity.	38

ARTICLE XI
OTHER COVENANTS		39
11.1	Pre-Closing Appropriate Action, Consents and Filings	39
11.2	Public Announcements; Confidentiality of this Agreement	41
11.3	Transfer Taxes and Fees; Seller’s Taxes.	41
11.4	Insurance Matters	42
11.5	Antitrust Compliance	42
11.6	Post-Closing Matters	42
11.7	Non-Compete.	43
11.8	Removal of Desc Name	45
11.9	Handling of Mail, Cash and Other Payments	45
11.10	Post-Closing Treatment of Third Person Consents	45
11.11	Post-Closing Treatment of Non-Transferable Authorizations	46
11.12	Water Well Concessions	46
11.13	Payment of the Business Payables	46
11.14	Non-Interference with Relationships	46
11.15	Registration of Intellectual Property Rights	47

ARTICLE XII
EMPLOYEE MATTERS		47
12.1	Employment - Generally	47
12.2	Retention and Transition of Employees	47
12.3	Severance Amounts.	49
12.4	Pension Funds	50
12.5	Cooperation by Seller and Seller Service Co	51
12.6	Continuing Obligations	51
12.7	Restatement of Certain Representations and Warranties	51
12.8	Non-Interference with Employees	51

ARTICLE XIII
CONDITIONS TO CLOSING		52

13.1	CFC Approval	52
13.2	Additional Conditions to Seller’s Obligations	52
13.3	Additional Conditions to Buyer’s Obligations	52

ARTICLE XIV
INDEMNIFICATION		54
14.1	Survival of Representations, Warranties and Covenants.	54
14.2	Indemnification	54
14.3	Procedures.	55
14.4	Punitive Damages	57
14.5	Seller’s Indemnification Threshold and Cap.	58

ARTICLE XV
TERMINATION, AMENDMENT AND WAIVER		58
15.1	Termination	58
15.2	Effect of Termination	59
15.3	Amendment	59
15.4	Waiver	59

ARTICLE XVI
GENERAL PROVISIONS		59
16.1	Disclaimer of Warranties	59
16.2	Confidentiality.	60
16.3	Notices	61
16.4	Assignment; Successors and Assigns; Limits on Rights of Third Parties	62
16.5	Entire Agreement; Amendments	62
16.6	Waivers	62
16.7	Expenses	62
16.8	Schedules	63
16.9	Partial Invalidity	63
16.10	Execution in Counterparts	63
16.11	Further Assurances; Later Discovered Assets	63
16.12	Governing Law	63
16.13	Arbitration.	64

LIST OF ANNEXES AND SCHEDULES

Schedules
Schedule 2.2(a)	-	Equipment
Schedule 2.2(b)	-	Owned Real Property
Schedule 2.2(c)	-	Leased Real Property
Schedule 2.2(d)	-	Leased Equipment
Schedule 2.2(g)	-	Intellectual Property Rights
Schedule 2.2(h)	-	Contracts
Schedule 2.2(i)	-	Claims
Schedule 2.2(j)	-	Authorizations
Schedule 2.2(k)	-	Records
Schedule 2.3(a)	-	Excluded Business Assets
Schedule 2.3(b)	-	Lerma Assets
Schedule 2.3(d)	-	Certain Excluded Assets
Schedule 2.4(a)(i)	-	Assumed Liabilities
Schedule 2.4(a)(ii)	-	Assumed Contracts
Schedule 3.3(a)	-	Wire Transfer Instructions
Schedule 3.5	-	Purchase Price Allocation
Schedule 4.2(a)	-	Closing Deliveries
Schedule 5.4	-	Governmental Authority Approvals
Schedule 6.3	-	Governmental Authority Approvals
Schedule 7.1(a)	-	Exceptions to Title
Schedule 7.1(b)	-	Exceptions to Condition
Schedule 7.2(a)	-	Financial Statements
Schedule 7.2(b)	-	Subsequent Events
Schedule 7.3	-	Exceptions to Authorizations
Schedule 7.4(a)	-	Exceptions to Compliance with Law
Schedule 7.4(b)	-	Governmental Regulation
Schedule 7.4(c)	-	Imported Goods
Schedule 7.5	-	Insurance
Schedule 7.7(a)	-	Exceptions to Contracts
Schedule 7.7(b)	-	Related Party Contracts
Schedule 7.8(a)(i)	-	List of Employees and Rate of Compensation
Schedule 7.8(a)(ii)	-	Collective Bargaining Contracts
Schedule 7.8(a)(iii)	-	Other Employee Matters
Schedule 7.8(b)	-	Employee Benefits
Schedule 7.8(c)	-	Transaction Payments
Schedule 7.8(d)	-	Pension Plans
Schedule 7.9	-	Exceptions to Intellectual Property Rights
Schedule 7.10(a)	-	SHE Matters
Schedule 7.10(c)	-	Non-Revocation of SHE Authorization
Schedule 7.11	-	Litigation
Schedule 7.12	-	Exceptions to Owned Real Property
Schedule 7.13	-	Exceptions to Leased Real Property and Leased Equipment

v

Schedule 7.14	-	Exceptions to Product Warranties
Schedule 7.15	-	Product Liability Claims
Schedule 7.16	-	Liabilities
Schedule 7.19	-	Powers of Attorney
Schedule 7.21	-	Asbestos/Hazardous Materials
Schedule 7.22	-	Products
Schedule 7.22A	-	Exportation of Products to USA
Schedule 7.23	-	Fester Distributors and Fester Contracts
Schedule 7.25	-	Notices, Consents and Authorizations
Schedule 7.26	-	Employee Confidentiality Agreements
Schedule 7.27	-	Business Relationships
Schedule 7.28	-	Territory
Schedule 8.3	-	Governmental Authority Approvals - Buyer
Schedule 8.7	-	Litigation - Buyer
Schedule 9.5	-	Litigation - Buyer Service Co
Schedule 10.2(b)	-	Exceptions to Operation of the Business
Schedule 11.13	-	Business Payables
Schedule 12.2(b)	-	Severance Policy
Schedule 12.3(a)	-	Retention Period and Severance Amounts
Schedule 12.4(a)	-	Pension Funds Criteria and Calculations
Schedule 13.3(f)	-	Material Contracts
Schedule 13.3(g)	-	Required Authorizations

Annexes
Annex A-1	-	Description of the Business
Annex A-2	-	Description of the Excluded Business
Annex B	-	Definitions
Annex C	-	Escrow Agreement
Annex D	-	Owned Real Property Conveyance
Annex E	-	Intellectual Property Rights Conveyance
Annex F	-	Form of Contract Assignment
Annex G	-	CFC Filing Agreement
Annex H	-	Guaranty
Annex I	-	IT Agreement
Annex J	-	Lerma Agreement
Annex K	-	Services Agreement
Annex L	-	[Intentionally Omitted]
Annex M	-	Toll Manufacturing Agreement

ASSET PURCHASE AND SALE AGREEMENT

THIS ASSET PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of September 29, 2003, is by and between Desc S.A. de C.V. (“Seller”), a corporation organized under the laws of Mexico, and Henkel Capital, S.A. de C.V. (“Buyer”), a corporation organized under the laws of Mexico.

R E C I T A L S:

WHEREAS, Seller and Industrias Resistol, S.A. de C.V. (“Resistol”), a corporation organized under the laws of Mexico and an Affiliate of Seller, have completed a merger (the “Merger”) whereby Resistol has merged with and into Seller, which is the surviving entity;

WHEREAS, the Merger is effective as to all Persons as of the date of this Agreement (the “Merger Date”), and the conditions set forth in Article 224 of the Mexican General Corporation Law (Ley General de Sociedades Mercantiles) have been satisfied;

WHEREAS, Seller, through Resistol prior to the Merger Date and on its own behalf after the Merger Date, is engaged in, among other things, the Adhesives Business and the Waterproofing/Sealants Business, which are further described in the attached Annex A-1 (collectively the “Business”);

WHEREAS, Tecno-Industria R.F., S.A. de C.V. (“Seller Service Co”), a corporation organized under the laws of Mexico and an Affiliate of Seller, provides certain Management Services to the Business;

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from the Seller, the Assets (as hereinafter defined), which excludes the Excluded Business (as hereinafter defined) and the Excluded Assets, on the terms and conditions set forth in this Agreement;

WHEREAS, Seller Service Co desires to make available for employment by Henkel Mexicana, S.A. de C.V. (“Buyer Service Co”), a corporation organized under the laws of Mexico and an Affiliate of Buyer, and Buyer Service Co desires to consider for employment and to employ some or all of, the Employees (as hereinafter defined) on the terms and conditions set forth in this Agreement;

WHEREAS, Seller, through its Affiliates listed on the attached Annex A-2, manufactures and develops polymers and compounds used in the manufacture of adhesives and sells such polymers and compounds to adhesives manufacturers in Mexico and worldwide, as further described in the attached Annex A-2 (the “Excluded Business”); and

WHEREAS, upon execution of this Agreement, Henkel KGaA (“Henkel”), a corporation organized under the laws of the Federal Republic of Germany and the corporate parent of Buyer, has provided funds to Buyer sufficient for Buyer to deliver the amounts payable to Seller and the Escrow Agent at Closing in accordance with the provisions of this Agreement, and Henkel has executed and delivered a letter in favor of Seller acknowledging same.

NOW, THEREFORE, the parties, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, the terms defined in the attached Annex B shall have the meanings ascribed to them in Annex B.

1.2 Rules of Construction.

(a)	Unless the context otherwise requires, as used in this Agreement:

(i)	any term defined in Annex B will have the meaning ascribed to it in Annex B;

(ii)	any accounting term not otherwise defined herein will have the meaning ascribed to it under GAAP;

(iii)	“or” is not exclusive, and “including” means “including without limitation;”

(iv)	words in the singular include the plural and vice versa, and words applicable to one gender apply to each gender;

(v)	“hereof,” “herein,” “hereby,” “hereto,” and any derivative or similar words refer to this entire Agreement, including the attached Annexes and Schedules;

(vi)	“Article,” “Section,” “Annex” or “Schedule” refer to the specified Article, Section, Annex or Schedule of or to this Agreement;” and

(vii)	“pursuant to,” “as described in” and “subject to the terms of,” when used with reference to a particular Section of this Agreement, or words of similar import, shall refer both to such Section and any Annex or Schedule referred to therein.

(b)	A reference to any constitution, statute or legal code includes all regulations, protocols, norms, executive orders, rules and ordinances issued or otherwise applicable under that constitution, statute or legal code unless, in any such case, otherwise expressly provided in any such statute or legal code or in this Agreement; a reference to a particular section, paragraph or other part of a particular constitute, statute or legal code shall be deemed to be a reference to any other part of a particular section, paragraph or other part substituted therefor from time to time.

(c)	A reference to any Person includes that Person’s successors and permitted assigns under this Agreement.

(d)	Any reference to “days” shall mean calendar days unless “Business Days” are expressly specified.

(e)	Any reference to the “Business” shall be considered a reference to either the Adhesives Business, the Waterproofing/Sealants Business or both considered as a whole. Any reference to the “Assets” shall be considered a reference to the Assets attributable to the Adhesives Business, the Assets attributable to the Waterproofing/Sealants Business or all of the Assets considered as a whole, excluding the Excluded Assets.

(f)	The Annexes and Schedules referred to in this Agreement are incorporated herein by reference.

(g)	The parties hereto, each represented by legal counsel, have jointly participated in the negotiation and drafting of this Agreement and the Ancillary Documents. If an ambiguity or question of intent or interpretation should arise, this Agreement and each Ancillary Document shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or burdening any party by virtue of the authorship of any particular provision.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale of Assets. At the Closing, on the terms and subject to the conditions of this Agreement, Seller shall sell, transfer, assign, convey and deliver, and Buyer shall purchase, receive and accept, free and clear of any Encumbrances, all of the Assets. The consideration to be paid by Buyer for the Assets shall be determined and paid pursuant to the provisions of Article III below.

2.2 Assets. Except as provided in Section 2.3, the term “Assets” shall mean the following tangible and intangible assets:

(a)	Machinery and Equipment. The machinery, equipment, tools, vehicles (including cars, trucks and forklifts), furniture, office furniture, telephone systems, supplies and other tangible personal property owned by Seller and related to the Business, and that are listed on attached Schedule 2.2 (a) (collectively, the “Equipment”).

(b)	Owned Real Property. The tracts of land described in Schedule 2.2(b), together with all buildings, structures, fixtures and other improvements situated thereon, all rights and all easements, privileges, rights-of-ways, water rights, lands underlying any adjacent streets or roads, appurtenances and licenses pertaining to or accruing to the benefit of such land (such land and such improvements and other rights and assets pertaining to such land being hereinafter collectively referred to as the “Owned Real Property”).

(c)	Leased Real Property. The leasehold and subleasehold rights and interests of the Business in the leased real property, along with any improvements or structures thereon owned by Seller described on the attached Schedule 2.2 (c) (collectively, the “Leased Real Property”).

(d)	Leased Equipment. The leasehold and subleasehold rights and interests of the Business in any leased personal property or equipment, including computer hardware, computer software and telecopy machines described on the attached Schedule 2.2 (d) (collectively, the “Leased Equipment”).

(e)	Inventory. The Inventory as of the Closing Date.

(f)	Receivables. The Receivables as of the Closing Date, any unbilled amounts for shipments made by the Business as of the Closing Date and any notes receivable (and the related promissory notes) of the Business as of the Closing Date.

(g)	Intellectual Property Rights. The Intellectual Property owned by Seller or licensed to Seller in connection with the Business (including any rights of Seller to the names “Fester”, “Resistol”, and “Resikon”), licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions (“Intellectual Property Rights”), and which are described on Schedule 2.2(g).

(h)	Contracts. The agreements, contracts, leases, subleases, instruments and other contractual relationships and contract rights associated with the Business and any indentures, mortgages, security interests and guaranties granted in favor of the Business (collectively, the “Contracts”), and which are listed on Schedule 2.2(h).

(i)	Claims. The deposits, prepayments, refunds, claims, legal actions, litigation rights, causes of action, choses in action, rights of recovery, insurance claims, rights of set-off, and rights of recoupment directly relating to all or any of the Assets (“Claims”), including (but not limited to) those set forth on Schedule 2.2(i).

(j)	Authorizations. The Authorizations relating to the Business that are transferable (the “Transferable Authorizations”) and that are listed on Schedule 2.2(j).

(k)	Records. The books, records and files directly related to the Assets, client lists, customer lists, price lists, distribution lists, catalogues, sales brochures and sales information, advertising and promotional materials, technical manuals and technical information, manuals and literature on the Products, personnel and human resource files and records, files and records relating to labor unions and labor relations, sources of raw materials, supplier lists, cost lists, architectural plans, drawings and specifications; other documents, correspondence, lists, plats, creative materials, promotional materials, studies, reports, all research material, blueprints, operating manuals, designs, and quality control and other similar data associated with the Business, including any materials relating to the design, engineering, manufacture or assembly of the Products; and other printed, written or electronically stored records, materials and business information regularly kept, used in, or associated with the Business or the Assets (“Records”).

(l)	After Acquired Assets. Any tangible or intangible assets relating to the Business which are acquired by Seller or come into the possession of Seller after the date hereof and prior to the Closing, and which are acceptable to Buyer.

2.3 Excluded Assets. Notwithstanding the above, Seller expressly retains and reserves all rights in and to the following assets (the “Excluded Assets”):

(a)	all tangible and intangible assets (owned or leased) of Seller and Seller’s Affiliates that are not related to the Assets or the Business, whether or not used in connection with the Excluded Business, including those assets described on Schedule 2.3(a);

(b)	all tangible assets (owned or leased) of Seller used in the Seller’s manufacturing facility located in Lerma, Mexico (the “Lerma Facility”) in connection with the Business or in connection with the performance of Seller’s obligations or the obligations of Seller’s Affiliates under the Transition Agreements after the Closing; it being understood that the items of Equipment listed on Schedule 2.3(b) and that are located in the Lerma Facility (the “Lerma Assets”) shall be subject to the terms and conditions of the Lerma Agreement;

(c)	the land underlying the Lerma Facility, which is owned by Rexcel S.A. de C.V., an Affiliate of Seller; and

(d)	the contracts, receivables, claims, inventory and other assets relating to the Business which are specifically listed on Schedule 2.3(d).

2.4 Assumption and Retention of Liabilities.

(a)	From and after the Closing, subject to Seller’s indemnification obligation under Article XIV, Buyer shall assume only the following Liabilities (the “Assumed Liabilities”): (i) the Liabilities of the Seller that are specifically listed on Schedule 2.4(a)(i) hereto; and (ii) the obligations of Seller under the Contracts listed on Schedule 2.4(a)(ii) hereto, but only to the extent that such obligations accrue and are due and payable, or performable, after the Closing and only if either the rights thereunder have been duly and effectively assigned to Buyer (or its Affiliate) or the Buyer or its designated Affiliate is receiving the benefits thereunder pursuant to Section 11.10 hereof.

(b)	Buyer shall not assume or have any responsibility for any and all other obligations or Liabilities of Seller and any of its Affiliates that are not Assumed Liabilities, including the accounts payable of the Business (collectively, the “Excluded Liabilities”). Seller shall retain the Excluded Liabilities at the Closing and shall continue to be responsible for the Excluded Liabilities after the Closing. At the Closing, Buyer shall assume and be responsible for the Assumed Liabilities.

ARTICLE III

PURCHASE PRICE

3.1 Purchase Price. The purchase price (the “Purchase Price”) payable by Buyer to Seller for the Assets, which includes the purchase price under the Lerma Agreement for the Lerma Assets, shall be equal to [************************************************], plus IVA Tax applicable thereon in accordance with Applicable Law (the “Base Purchase Price”), subject to adjustment in accordance with Section 3.2.

3.2 Adjustment to Purchase Price. The Purchase Price shall be increased by an amount equal to the sum of the following:

(a)	[*********************************************************************************************], plus IVA Tax applicable thereon in accordance with Applicable Law (the “Base NWC Premium”); and

(b)	The amount of the Disputed Receivables Amount, if any, received by Seller pursuant to the escrow provisions set forth in Section 3.3(b).

3.3 Payment of Purchase Price. The Purchase Price shall be paid by Buyer to Seller at Closing; provided, however, that Buyer shall deliver a portion of the Purchase Price directly to the Escrow Agent on behalf of Seller in accordance with and subject to the provisions of this Section 3.3 and the terms of the Escrow Agreement. The Purchase Price shall be paid and satisfied as follows:

(a)	At Closing, subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and agreements of Seller contained herein, Buyer shall deliver or cause to be delivered to Seller the sum of (i) ninety-five (95) percent of the Base Purchase Price and (ii) ninety-five (95) percent of the Base NWC Premium, in cash in Pesos by wire transfer of immediately available funds to the wire transfer address of Seller set forth on Schedule 3.3(a).

(b)	At Closing, subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and agreements of Seller contained herein, Buyer shall deliver an amount equal to the Disputed Receivables Amount to the Escrow Agent to be held in escrow in order to secure the potential failure by Buyer to recover from the Receivables the Disputed Receivables Amount on or before the Final Collection Date.

(i)	Buyer agrees to use commercially reasonable efforts in accordance with Buyer’s normal collection policies for accounts receivable in attempting to collect the Receivables on or before the Final Collection Date.

(ii)	Within 15 days after the Interim Collection Date, Buyer shall make an interim review of the Receivables recovered and collected as of the Interim Collection Date and shall notify Seller of the amount, if any, by which the Receivables recovered and collected by the Interim Collection Date exceed the Undisputed Receivables Amount (the “Interim Payment Amount”). During the 15 days following delivery of such notice to Seller, Buyer shall provide Seller with such access, during normal business hours, to Buyer’s relevant accounting records and work sheets, as Seller shall reasonably request in order to verify the Interim Payment Amount. If Seller disagrees with Buyer’s determination of the Interim Payment Amount, Seller shall give Buyer written notice of Seller’s determination of the Interim Payment Amount, along with all supporting documents, within the same 15-day verification period. If Buyer does not receive Seller’s written objection to Buyer’s determination of the Interim Payment Amount by the end of the 15-day verification period, then Buyer shall promptly issue a written directive to the Escrow Agent (with a copy to Seller) informing the Escrow Agent of the Interim Payment Amount and directing the Escrow Agent to release the Interim Payment Amount to Seller by no later 15 days after the date Buyer’s written directive is received by the Escrow Agent, including the proportionate interest earned on such released principal balance. If Buyer receives Seller’s written objection within such 15-day verification period, Buyer shall (a) promptly notify the Mexico City office of the international accounting firm Deloitte & Touche (“Deloitte”) of Seller’s objection, (b) provide Deloitte with a copy of Seller’s written objection and all supporting documents delivered by Seller, (c) instruct Deloitte to review the relevant books and records of Buyer as of the Interim Collection Date in order to verify the Interim Payment Amount, and (d) afford Deloitte full access to the relevant books and records of Buyer as of the Interim Collection Date. Promptly upon the completion of Deloitte’s review thereof, Deloitte shall issue a written directive to the Escrow Agent (with a copy to each of Seller and Buyer) informing the Escrow Agent of the Interim Payment Amount and directing the Escrow Agent to release the Interim Payment Amount to Seller by no later than 15 days after the date Deloitte’s written directive is received by the Escrow Agent, including the proportionate interest earned on such released principal balance.

(iii)	Within 15 days after the Final Collection Date, Buyer shall make a final review of the Receivables recovered and collected as of the Final Collection Date and shall notify Seller of the amount, if any, by which the Receivables recovered and collected by the Final Collection Date, minus the Interim Payment Amount, exceed the Undisputed Receivables Amount (the “Final Payment Amount”). During the 15 days following delivery of such notice to Seller, Buyer shall provide Seller with such access, during normal business hours, to Buyer’s relevant accounting records and work sheets, as Seller shall reasonably request in order to verify the Final Payment Amount. If Seller disagrees with Buyer’s determination of the Final Payment Amount, Seller shall give Buyer written notice of Seller’s determination of the Final Payment Amount, along with all supporting documents, within the same 15-day verification period. If Buyer does not receive Seller’s written objection to Buyer’s determination of the Final Payment Amount by the end of the 15-day verification period, then Buyer shall promptly issue a written directive to the Escrow Agent (with a copy to Seller) informing the Escrow Agent of the Final Payment Amount and directing the Escrow Agent to (1) release the Final Payment Amount, as determined by Buyer (including the proportionate interest earned on such released principal balance), to Seller and (2) release the funds thereafter remaining in the escrow account (including the proportionate interest earned on such released principal balance) to Buyer, by no later than 15 days after the date Buyer’s written directive is received by the Escrow Agent. If Buyer receives Seller’s written objection within such 15-day verification period, Buyer shall (a) promptly notify the Mexico City office of Deloitte of Seller’s objection, (b) provide Deloitte with a copy of Seller’s written objection and of all supporting documents delivered by Seller, (c) instruct Deloitte to review the relevant books and records of Buyer as of the Final Collection Date in order to verify the Final Payment Amount, and (d) afford Deloitte full access to the relevant books and records of Buyer as of the Final Collection Date. Promptly upon the completion of Deloitte’s review thereof, Deloitte shall issue a written directive to the Escrow Agent (with a copy to each of Seller and Buyer) informing the Escrow Agent of the Final Payment Amount and directing the Escrow Agent to (1) release the Final Payment Amount, as determined by Deloitte (including the proportionate interest earned on such released principal balance), to Seller and (2) release the funds thereafter remaining in the escrow account (including the proportionate interest earned on such released principal balance) to Buyer, by no later than 15 days after the date Buyer’s written directive is received by the Escrow Agent.

(iv)	From the Final Collection Date until the Extended Collection Date, Buyer agrees to continue to use commercially reasonable efforts in accordance with Buyer’s normal collection policies for accounts receivable in attempting to collect the remaining Receivables on or before the Extended Collection Date. Within 15 days after the Extended Collection Date, Buyer shall make a review of the Receivables recovered and collected as of the Extended Collection Date and shall pay Seller the amount, if any, by which the Receivables recovered and collected by the Extended Collection Date, minus the Interim Payment Amount and the Final Payment Amount, exceed the Undisputed Receivables Amount (the “Extended Payment Amount”). During the 15 days following delivery of such notice and payment to Seller, Buyer shall provide Seller with such access, during normal business hours, to Buyer’s relevant accounting records and work sheets, as Seller shall reasonably request in order to verify the Extended Payment Amount. If Seller disagrees with Buyer’s determination of the Extended Payment Amount, Seller shall give Buyer written notice of Seller’s determination of the Extended Payment Amount, along with all supporting documents, within the same 15-day verification period. If Buyer does not receive Seller’s written objection to Buyer’s determination of the Extended Payment Amount by the end of the 15-day verification period, then Buyer shall promptly issue a written directive to the Escrow Agent (with a copy to Seller) informing the Escrow Agent of the Extended Payment Amount and directing the Escrow Agent to (1) release the Extended Payment Amount, as determined by Buyer (including the proportionate interest earned on such released principal balance), to Seller and (2) release the funds thereafter remaining in the escrow account (including the proportionate interest earned on such released principal balance) to Buyer, by no later than 15 days after the date Buyer’s written directive is received by the Escrow Agent. If Buyer receives Seller’s written objection within such 15-day verification period, Buyer shall (a) promptly notify the Mexico City office of Deloitte of Seller’s objection, (b) provide Deloitte with a copy of Seller’s written objection and of all supporting documents delivered by Seller, (c) instruct Deloitte to review the relevant books and records of Buyer as of the Extended Collection Date in order to verify the Extended Payment Amount, and (d) afford Deloitte full access to the relevant books and records of Buyer as of the Extended Collection Date. Promptly upon the completion of Deloitte’s review thereof, Deloitte shall issue a written directive to the Escrow Agent (with a copy to each of Seller and Buyer) informing the Escrow Agent of the Extended Payment Amount and directing the Escrow Agent to (1) release the Extended Payment Amount, as determined by Deloitte (including the proportionate interest earned on such released principal balance), to Seller and (2) release the funds thereafter remaining in the escrow account (including the proportionate interest earned on such released principal balance) to Buyer, by no later than 15 days after the date Buyer’s written directive is received by the Escrow Agent.

(v)	Buyer shall share equally the costs and expenses charged by Deloitte for the services performed under this subpart (b).

(c)	At Closing, subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and agreements of Seller contained herein, Buyer shall deliver the remainder of (i) the Base Purchase Price and (ii) the Base NWC Premium to the Escrow Agent to be held in escrow in order to secure any claims of Buyer against Seller under Section 14.2 for up to two (2) years from the Closing Date (“Escrow Claims”). The Escrow Agent shall be required to segregate the funds maintained under this Section 3.3(c) from the funds maintained under Section 3.3(b). If, at any time prior to the end of such two-year escrow period, any Escrow Claim arises under this Agreement and Buyer notifies Seller in writing of such Escrow Claim, then Seller will have a 30-day period in which to respond to Buyer in accordance with the alternatives provided in Section 14.3(b). If during such 30-day period, Seller responds to Buyer in writing acknowledging its liability in accordance with Section 14.3(b)(i), then Seller and Buyer shall deliver to the Escrow Agent a joint written directive instructing the Escrow Agent to release to Buyer the amount attributable to that portion of such Escrow Claim for which Seller does not assert a good faith defense based on the facts and law surrounding the Escrow Claim. Seller will have the right to assume the defense of the Escrow Claim to contest same in good faith based on the facts and law surrounding the Escrow Claim, in accordance with either Sections 14.3(b)(ii) or 14.3(b)(iii), in which case Seller shall have a 45-day period from receipt of the Escrow Claim to initiate such defense. If Seller elects to defend the Escrow Claim as provided in Sections 14.3(b)(ii) or 14.3(b)(iii), but fails to initiate a good faith defense to all or part of the Escrow Claim within 45 days after receiving written notice of the Escrow Claim hereunder, Buyer shall have the right to unilaterally direct the Escrow Agent in writing of that portion of the Escrow Claim for which Seller has not initiated a good faith defense and to unilaterally instruct the Escrow Agent to pay such portion of such Escrow Claim to Buyer. The Escrow Agent shall be entitled to rely on and shall promptly comply with any joint written directive of Buyer and Seller or any written directive of Buyer given pursuant to this Section 3.3 (c). To the extent that any Escrow Claim has been asserted during the two-year escrow period provided for hereunder for which funds are being retained in escrow hereunder, and such Escrow Claim is pending resolution either through a court or arbitration proceeding at the end of the escrow period, the escrow period provided for hereunder shall be extended until either or both of the parties deliver to the Escrow Agent (i) a copy of a final arbitral award or final judgment (not subject to appeal) awarding payment of the Escrow Claim (or any portion thereof) or (ii) a joint written notice signed by both parties stating that the disputed Escrow Claim has been settled and identifying the party or parties entitled to receive the funds then held in escrow. The Escrow Agent shall promptly pay the funds held in escrow under this Section 3.3(c) to Buyer if Buyer is the party prevailing in the dispute as stipulated in a final arbitral award received hereunder, or as otherwise agreed by the parties. The prevailing party in any disputed Escrow Claim shall also receive the interest that has accrued on the funds held in escrow hereunder, calculated from the date that Buyer initially provided written notice of such Escrow Claim to Seller until the date that such Escrow Claim is paid. Except as provided in the preceding sentence, Seller shall be entitled to all interest accruing on the funds held in escrow under this Section 3.2(c).

(d)	The parties shall cause the Escrow Agent to maintain the escrows provided for herein in accordance with the terms and conditions of this Agreement and the Escrow Agreement. In the event of any conflict in interpretation between this Agreement and the Escrow Agreement, the terms of this Agreement shall control and govern the resolution of the conflict. The parties shall jointly direct the Escrow Agent, in writing, to promptly comply with any written directive given by Buyer or Deloitte under Section 3.3(b) in connection with the release or retention of funds held in escrow under Section 3.3(b) and any written directive given by Buyer and Seller jointly or by Buyer individually under Section 3.3(c) in connection with the release or retention of funds held in escrow under Section 3.3(c). Neither Seller nor Buyer shall take any action, including giving notices to Escrow Agent or instituting legal actions, in contravention of, or in any attempt to enjoin or modify, any written directive properly given under provisions of this Section 3.3. Nothing in this Section 3.3 shall limit or impair Seller’s right to initiate and prosecute an arbitration proceeding against Buyer under Section 16.13 for any breach of Buyer’s duties and obligations under this Agreement.

(e)	All escrow amounts shall be invested by the Escrow Agent in Peso interest rates in the manner specified in the Escrow Agreement. All fees and costs of the Escrow Agent shall be borne equally by Seller and Buyer.

3.4 Escrow Agent; Escrow Agreement. The Escrow Agent shall be Banamex, S.A., Mexico City branch, and the funds deposited with the Escrow Agent shall be in Pesos. The Buyer and Seller shall enter into an Escrow Agreement with the Escrow Agent for the escrows provided for in Section 3.3 in substantially the form attached hereto as Annex C (the “Escrow Agreement”).

3.5 Purchase Price Allocation. The parties agree to jointly prepare and report the allocation of the Purchase Price among the Assets consistent with the manner provided for in Schedule 3.4 and the values placed on individual Assets as reflected on the Schedules referred to in Section 2.2. Each party agrees not to assert, in connection with any Tax Return in any jurisdiction or for any other purpose, any allocation that differs from that set forth in Schedule 3.4.

3.6 Past Due Interest. In the event either party fails to pay when due any amount owed to the other party pursuant to this Agreement, the failing party shall pay to such other party interest on such past due amount at a per annum interest rate equal to the Interest Rate (determined as of date on which such past due amount becomes due and unpaid) from the time that such amount becomes past due and unpaid until the time at which such amount is paid.

ARTICLE IV

CLOSING

4.1 Closing. The Closing, which shall be held at the offices of Basham, Ringe Y Correa, S.C., at Paseo de los Tamarindos No. 400, 9th Floor, Building “A,” Col. Bosques de las Lomas C.P. 05120, Mexico D.F, Mexico, on the Closing Date. The date of the Closing (the “Closing Date”) shall be as soon as practicable after satisfaction or waiver of the Closing conditions set forth in Article XIII, but shall not be later than three (3) days after the date on which such satisfaction or waiver has occurred. For purposes of making any Closing calculations and for allocating responsibility for liabilities of the Business only (and without any effect upon the occurrence of the Closing itself), the parties agree that the effective time of the Closing shall be 11:59 p.m. Mexico City time on the Closing Date.

4.2 Closing Transactions. At the Closing, the following events shall occur, each event being (i) conditioned on the occurrence or waiver of each other event and (ii) deemed to occur simultaneously with each other event:

(a)	Seller shall deliver to Buyer or any of its Affiliates designated by Buyer assignments, conveyances and other transfer documents to effect the immediate transfer of full and complete title to and ownership of the Assets to Buyer, all in forms reasonably satisfactory to Buyer, which shall include the items described on the attached Schedule 4.2(a).

(b)	The Buyer shall deliver to Seller the amounts payable by Buyer to Seller under and in accordance with Section 3.3(a).

(c)	The Buyer shall deliver to the Escrow Agent the amounts payable by Buyer to the Escrow Agent under and in accordance with Sections 3.3(b) and 3.3(c).

(d)	Seller Service Co and Buyer shall deliver four counterpart originals of the Toll Manufacturing Agreement, duly executed by their respective authorized representatives.

(e)	Seller and Buyer shall deliver four counterpart originals of the Lerma Agreement, duly executed by their respective authorized representatives.

(f)	Seller Service Co and Buyer shall deliver four counterpart originals of the Services Agreement, duly executed by their respective authorized representatives.

(g)	Seller shall cause Desc Corporativo, S.A. de C.V. to execute and deliver, and Buyer shall execute and deliver four counterpart originals of the IT Agreement, which shall be duly executed by their respective authorized representatives.

(h)	The parties shall appear in front of a notary public to execute an escritura pública transferring from Seller to Buyer all Owned Real Property or any other Asset that is required to be transferred by esctritura pública in accordance with Applicable Law in the form attached hereto as Annex D, with the same being duly executed by the respective authorized representatives of the parties.

(i)	Seller shall deliver to Buyer invoices (facturas) covering all of the Assets that require the delivery of a factura in accordance with Applicable Law, duly executed in favor of Buyer or its designated Affiliate by authorized representatives of Seller and in a form reasonably acceptable to Buyer. All invoices or facturas delivered to Buyer by Seller shall comply with all the applicable requirements set forth in Articles 29 and 29-A of the Mexican Federal Fiscal Code (Código Fiscal de la Federación). Seller shall deliver to Buyer true and correct copies of facturas for Assets that are goods imported by Resistol, each of which shall include the date and number of the custom document (pedimento de importación), the customs office where the goods were imported into Mexico, and the legend “first-hand sale of imported goods” (venta de primera mano de bienes importación). Seller shall deliver to Buyer true and correct copies of facturas for Assets that are imported goods, the importation of which was not carried out by Resistol, each of which shall include, besides the requirements set forth in Articles 29 and 29-A of the Federal Fiscal Code, the legend “second-hand sale of imported goods” (venta de segunda mano de bienes importación). In addition, Seller shall deliver, as to Assets that are imported goods, a list describing each Asset that is an imported good, along with the original importation “pedimento” (or a true and correct copy thereof) of each such imported good.

(j)	Seller and Buyer (or any other Affiliate designated by Buyer) shall deliver four counterpart originals of transfer documents (cesiónes de derechos) in the form attached hereto as Annex E, which shall be duly executed by their respective authorized representatives, for the registration with the Governmental Authorities of the Intellectual Property Rights in favor of Henkel (or any other Affiliate designated by Buyer).

(k)	Seller shall deliver from each counterparty to a Material Contract two counterpart originals of an assignment agreement (contrato de cesión) in the form attached hereto as Annex F, duly executed in favor of Buyer or Buyer’s designated Affiliates by authorized representatives of Seller.

(l)	Seller shall deliver to Buyer, and Buyer shall deliver to Seller, such documents and instruments (including routine closing certificates) that evidence fulfillment or waiver of the closing conditions set forth in Article XIII as shall be reasonably requested.

(m)	Seller shall deliver the Records to the Buyer and/or its designated Affiliates.

(n)	Seller shall deliver notarial deeds evidencing that Seller is the successor by merger to Resistol (with such Merger being valid and effective as to all Persons) and that all of the entities to which Resistol is the successor by merger or name change, including those set forth in Section 7.6 hereof.

(o)	With respect to any promissory notes comprising part of the Assets, Seller shall deliver such notes, duly endorsed in favor of Buyer.

(p)	Seller shall execute and deliver four originals of the Guaranty, duly executed by its authorized representatives in favor of Buyer.

(q)	Seller shall execute and deliver a receipt to Buyer evidencing its receipt of the funds required to be delivered to Seller at Closing pursuant to the terms hereof.

(r)	Seller and Buyer shall deliver four counterpart originals of the Environmental Remediation Agreement, duly executed by their respective authorized representatives.

(s)	Seller and Buyer shall deliver four counterpart originals of the Escrow Agreement for the escrow provided for in Section 3.3, duly executed by their respective authorized representatives, and each of them shall cause the Escrow Agent to execute and deliver the same.

With respect to the transfer of possession of the Assets from Seller to Buyer, Seller shall physically deliver (by entrega real) all of the Assets that are tangible and shall virtually deliver all of the Assets that are intangible.

4.3 Closing Inventory. Immediately prior to or concurrently with the Closing, Buyer and Seller shall have jointly performed a physical count of all of the tangible Assets, including the Inventory.

4.4 Transfer of Title at Closing. For purposes of Article 2249 of the Mexican Federal Civil Code, the parties hereto acknowledge and agree that the transfer of title (dominio) to the Assets is subject to the condition of the Closing and the delivery of an amount equal to the Base Purchase Price and the Base NWC Premium (less any applicable escrow amount), and that title to the Assets will be transferred by Seller to Buyer exactly at the time of the Closing and in no event before the Closing. If the Closing does not occur, the title to the Assets shall not be deemed to be transferred by Seller to Buyer, notwithstanding that the parties may have reached an agreement before Closing with respect to the Purchase Price and the Assets to be transferred pursuant to this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING SELLER AND RESISTOL

Subject to the limitations prescribed in Article XIV, Seller represents and warrants to the Buyer Group that:

5.1 Organization - Seller. Seller is a corporation duly organized and validly existing under the laws of Mexico as evidenced by notarial instrument number 40,866 dated August 28, 1973, certified by Mr. Alberto Pacheco, then notary public No. 48 of the City of Mexico, Federal District and recorded in the Public Registry of Commerce under commercial folio No. 8089. Seller has all requisite legal power and authority to own, lease, operate and use its properties and to carry on its business as it is now being conducted. Effective as of the Merger Date, Seller will be the surviving entity as a result of the Merger.

5.2 Organization - Resistol. Until and including the Merger Date, Resistol was and will be a corporation duly organized and validly existing under the laws of Mexico, as evidenced by notarial instrument number 4,686, dated November 25, 1954, certified by Mr. Julio Sentíes García, notary public No. 104 of the City of México, and recorded in the Public Registry of Commerce in the 3rd Book, volume 330, page 355 under No. 312 dated February 1st, 1955. Until and including the Merger Date, Resistol had and will have the requisite legal power and authority to own or lease and to operate and use the Assets and to carry on its Business as currently conducted. Effective as of the Merger Date, Resistol will have ceased to exist as a separate legal entity.

5.3 Authorization of Agreement. Seller has all requisite corporate power and authority to execute, deliver and perform this Agreement, to consummate the transactions contemplated hereby, and to comply with the terms, conditions and provisions hereof. The execution and delivery by Seller of this Agreement have been duly and validly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and (assuming due authorization, execution and delivery hereof by Buyer) constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, moratorium, insolvency (“concurso mercantil”), reorganization, fraudulent conveyance or other similar laws affecting or limiting the enforcement of creditors’ rights generally and principles of general application governing the availability of equitable remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law.

5.4 Approvals. Except for (i) the CFC Approval, and (ii) matters set forth on Schedule 5.4, no filing or registration with, no waiting period imposed by, and no authorization of, any Governmental Authority is required under any Applicable Law to permit Seller to execute, deliver or perform this Agreement or to consummate the transactions contemplated hereby.

5.5 No Violation. Assuming effectuation of all filings and registrations with, termination or expiration of any applicable waiting periods imposed by, and receipt of all Authorizations of, any Governmental Authority indicated as required pursuant to Section 5.4, neither the execution and delivery by Seller of this Agreement, nor the performance by Seller of its obligations hereunder will (a) violate or breach the terms of or cause a default under (i) any Applicable Law, (ii) the articles of incorporation, bylaws or any of the organizational documents of Seller, (iii) any Authorizations applicable to the Business or the Assets, (iv) any Court Order to which Seller is a party or by which Seller is bound, or (v) any contract or agreement to which Seller or any of its properties or assets are bound; or (b), with the passage of time, the giving of notice or the taking of any action by a third Person, have any of the effects set forth in clause (a) of this Section 5.5, except for any matters described in this Section 5.5 that, individually or in the aggregate, could not reasonably be expected to prevent Seller from performing this Agreement in all material respects.

5.6 No Brokers. No broker, finder or investment banker (other than Deutsche Bank Securities Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller. All fees and expenses of Seller or Seller’s Affiliates incurred pursuant to the engagement of Deutsche Bank Securities will be discharged by Seller.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES REGARDING SELLER SERVICE CO

Subject to the limitations prescribed in Article XIV, Seller represents and warrants to the Buyer Group that:

6.1 Organization - Seller Service Co. Seller Service Co is a corporation duly organized and validly existing under the laws of Mexico, as evidenced by notarial instrument number 20,623 dated December 7, 1993, certified by Mr. Pedro Cortina Latapi, notary public No. 226 of the City of México, and recorded in the Public Registry of Commerce in the under Commercial folio number 186,328, dated April 19, 1994.

6.2 Authorization. Seller Service Co has all requisite corporate power and authority to execute, deliver and perform any Ancillary Documents that are contemplated to be entered into by Seller Service Co pursuant to this Agreement, and to comply with the terms, conditions and provisions thereof. As of the Closing, the execution and delivery by Seller Service Co of the Ancillary Documents has been duly and validly authorized by all requisite corporate action on the part of Seller Service Co.

6.3 Approvals. Except for (i) the CFC Approval, and (ii) matters set forth on Schedule 6.3, no filing or registration with, no waiting period imposed by and no authorization of, any Governmental Authority is required under any Applicable Law to permit Seller Service Co to execute, deliver or perform the Ancillary Documents contemplated to be entered into by Seller Service Co pursuant hereto or to consummate the transactions contemplated thereby.

6.4 No Violation. Assuming effectuation of all filings and registrations with, termination or expiration of any applicable waiting periods imposed by, and receipt of all Authorizations of, any Governmental Authority indicated as required pursuant to Section 6.3, neither the execution and delivery by Seller Service Co of the Ancillary Documents contemplated to be entered into by Seller Service Co pursuant hereto, nor the performance by Seller Service Co of its obligations thereunder will (a) violate or breach the terms of or cause a default under (i) any Applicable Law, (ii) the articles of incorporation, bylaws or any of the organizational documents of Seller Service Co, (iii) any Authorizations applicable to the Business or the Assets, (iv) any Court Order to which Seller Service Co is a party or by which it is bound, or (v) any contract or agreement to which Seller Service Co is a party or by which Seller Service Co or any of its properties or assets is bound; or (b), with the passage of time, the giving of notice or the taking of any action by a third Person, have any of the effects set forth in clause (a) of this Section 6.4, except for any matters described in this Section 6.4 that, individually or in the aggregate, could not reasonably be expected to prevent Seller Service Co from performing its obligations under the Ancillary Documents in all material respects.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES REGARDING THE ASSETS AND THE BUSINESS

Subject to the limitations prescribed in Article XIV, Seller represents and warrants to the Buyer Group that:

7.1 Title to Assets; Condition of the Assets.

(a)	Except as set forth on Schedule 7.1(a), Seller has good and marketable title to, or a valid leasehold interest in each of, the Assets, free and clear of all Encumbrances. Without limiting the generality of the foregoing, except as set forth on Schedule 7.1(a), Seller has good and marketable title to each Asset, free and clear of any Encumbrances and restrictions on transfer (except for the requirement of obtaining Third Person Consents listed on Schedules 7.9 and 7.25 hereto), Seller enjoys peaceful and undisturbed possession of each of the Assets, Seller’s exclusive title to and possession of each of the Assets is defensible against all adverse claims and demands of third Persons (except for claims and demands of Persons relating to Third Person Consents listed on Schedules 7.9 and 7.25 hereto), and, to the best of Seller’s knowledge, no Basis exists for any such adverse claims and demands.

(b)	Except as set forth on Schedule 7.1(b), each item of Equipment and Leased Equipment is in good working condition and reasonable repair, ordinary wear and tear excepted.

7.2 Financial Statements; Subsequent Events.

(a)	Attached as Schedule 7.2(a) are the following financial statements: (i) audited consolidated and audited consolidating balance sheets and statements of income and cash flow (the “Audited Financial Statements”) as of and for the fiscal years ended December 31, 2001, and December 31, 2002 (the “Most Recent Fiscal Year End”) for Resistol, and (ii) unaudited consolidated and unaudited consolidating balance sheets and statements of income and cash flow (the “Interim Financial Statement”) as of and for the five months ended May 31, 2003 for the Business. The Audited Financial Statements, including the notes thereto, and the Interim Financial Statement (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, (ii) present fairly the financial condition of Resistol and the Business as of such dates and the results of operations of Resistol and the Business as of such periods, (iii) are correct and complete, and (iv) are consistent with the books and records of Seller and its Affiliates (which books and records are correct and complete with respect thereto); provided, however, that the Interim Financial Statement is subject to normal interim adjustments and lack certain footnotes and other presentation items normally required under GAAP, none of which will be Material to the Business, either individually or in the aggregate.

(b)	Except as set forth on Schedule 7.2(b), since the Most Recent Fiscal Year End, there has not been any Material adverse change in the business, financial condition, operations, results of operations, or future prospects of either the Adhesives Business or the Waterproofing/Sealants Business. Without limiting the generality of the foregoing, since the Most Recent Fiscal Year End:

(i)	none of Seller and its Affiliates has sold, leased, transferred or assigned any of the assets, tangible or intangible, of the Business other than for fair consideration in the Ordinary Course of Business;

(ii)	none of Seller and its Affiliates has entered into any Contract relating to the Business either involving more than MxP$1,000,000 or outside the Ordinary Course of Business;

(iii)	no party (including Seller and its Affiliates) has accelerated, terminated, modified or cancelled any Contract involving more than MxP$1,000,000 to which Seller and its Affiliates is a party or by which any of them is bound;

(iv)	neither Seller nor any of its Affiliates has delayed or postponed the payment of accounts payable and other Liabilities relating to the Assets or the Business outside the Ordinary Course of Business;

(v)	neither Seller nor any of its Affiliates has cancelled, compromised, waived, or released any right or claim (or series of rights and claims) relating to the Assets either involving more than MxP$1,000,000 or outside the Ordinary Course of Business;

(vi)	neither Seller nor any of its Affiliates has granted any license or sublicense of any rights under or with respect to any Intellectual Property Rights;

(vii)	neither Seller nor any of its Affiliates has experienced any Material damage destruction, or loss (whether or not covered by insurance) to all or any part of the Assets;

(viii)	neither Seller nor any of its Affiliates has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement affecting the Business or the Assets, outside the Ordinary Course of Business;

(ix)	neither Seller nor any of its Affiliates has granted any increase in the compensation of any of the directors, officers and employees of the Business, outside the Ordinary Course of Business;

(x)	neither Seller nor any of its Affiliates has adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract or commitment for the benefit of its directors, officers or employees of the Business, or taken such action with respect to any other Employee Benefits, outside the Ordinary Course of Business;

(xi)	neither Seller nor any of its Affiliates has made any other change in employment terms for any of the directors, officers and employees of the Business, outside the Ordinary Course of Business;

(xii)	neither Seller nor any of its Affiliates has engaged in any conduct that is proscribed during the period from the date of this Agreement to the Closing Date by Article X;

(xiii)	there has not been any other Material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Business or the Assets;

(xiv)	none of Seller nor any of its Affiliates has committed to any of the foregoing.

(c)	Since the Most Recent Fiscal Year End, no event (except for changes or effects resulting from general economic, financial or market conditions or the continuation of existing trends or circumstances generally affecting the Business) has occurred with respect to the Business, the Assets or any member of the Business Group that could reasonably be expected to constitute or have a Material Adverse Effect.

7.3 Authorizations. Schedule 2.2(j) contains an accurate and complete list of all Transferable Authorizations. Except for matters reflected on Schedule 7.3, (A) to the best of Seller’s knowledge, the Authorizations listed on Schedule 2.2(j) are the only Authorizations that are necessary to carry on the Business or to operate or use the Assets as currently conducted, operated and used or as they were carried on, operated or used during the periods covered by the Audited Financial Statements; (B) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to constitute or result in a violation by any member of the Business Group of, or a failure on the part of any member of the Business Group to comply with the terms of, any of the Authorization listed on Schedule 2.2(j); (C) no member of the Business Group has received from any Governmental Authority written notification that any such Authorizations (i) are not in full force and effect, (ii) have been violated in any respect or (iii) are subject to any suspension, revocation, modification or cancellation; and (D) there is no Action pending or threatened regarding suspension, revocation, modification or cancellation of any of such Authorizations, and to the best of Seller’s knowledge, there is no Basis for any such Action.

7.4 Compliance with Applicable Laws; Regulation; Import Compliance.

(a)	Except for (A) matters subject to subsection (b) of this Section 7.4, (B) matters expressly subject to any other Section of this Article VII and (C) matters reflected on Schedule 7.4(a), (i) each member of the Business Group is and has been in compliance with all Applicable Laws affecting the Business or the Assets; (ii) no member of the Business Group has received written notification from any applicable Governmental Authority that it or any other member of the Business Group is not or has not been in compliance with all Applicable Laws affecting the Business or the Assets; and (iii) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to constitute or result in a violation by any member of the Business Group of, or a failure on the part of any member of the Business Group to comply with the terms of, any Applicable Law affecting the Business or the Assets.

(b)	The attached Schedule 7.4(b) contains the name of each part of the Assets for which the ownership, maintenance or operation is subject to regulation by one or more Governmental Authorities and the name of each applicable Governmental Authority having regulatory authority over such Assets or part thereof. Except as set forth on the Schedule 7.4(b), the Seller or Seller Service Co, as applicable, has filed all reports and filings required to be filed by it with the appropriate

Governmental Authority that regulates it with respect to the Assets. Such reports and filings, including all those filed after the date of this Agreement and prior to Closing, have been or will have been prepared in accordance with the requirements of Applicable Law.

(c)	Subpart A of the attached Schedule 7.4(c) contains a listing of all Assets that were imported goods, identifies the type of goods (machinery or equipment, by make and model) imported, indicates the customs regime under which the goods were imported, and accurately reflects where each item of imported goods are located. Except for matters reflected on subpart B of the attached Schedule 7.4(c), all items of imported goods comprising any part of the Assets (i) have been imported on a definitive (not temporary) basis in compliance with all Applicable Laws and customs documentation requirements, (ii) all customs filings, reports and certifications required to be filed have been duly and timely filed, (iii) all customs duties and other fees have been duly and timely paid, and (iv) all documents required to be maintained with respect thereto have been and are being properly maintained in the Ordinary Course of Business.

7.5 Insurance. The attached Schedule 7.5 sets forth a list, including the name of the underwriter, the risks insured, coverage and related limits and deductibles, expiration dates and significant riders, of the insurance policies currently maintained by Seller or its Affiliates for the Assets. Except for matters reflected on Schedule 7.5, (i) all such policies are in full force and effect and all premiums due thereon have been paid, and (ii) there is no claim outstanding under any such insurance policy and no event has occurred, and no circumstance or condition exists, that (with or without notice or the lapse of time) could reasonably be expected to give rise to or, to the best of Seller’s knowledge, serve as the Basis for any claim under any such policy.

7.6 Names; Predecessor Entities. The only names under which the Business has been operated are (i) Desc, S.A. de C.V., (ii) Industrias Resistol, S.A. de C.V., (iii) Productos de Consumo Resistol, S.A. de C.V., (iv) Industrias Ascon, S.A. de C.V., (v) Resistol, S.A. de C.V., (vi) Gasocrete de Mexico, S.A. de C.V., (vii) Recubrimientos Mexicanos Fester, S.A. de C.V., (viii) Resikon, S.A. de C.V., (ix) Contratistas Fester, S.A. de C.V., (x) Fester de Mexico, S.A., and (xi) Adhesivos Resistol, S.A. Resistol is the successor by merger or by name change to the entities specified in clauses (iii) through (xi) of the preceding sentence.

7.7 Contracts and Related Party Contracts.

(a)	Except for contracts that are Excluded Assets, the Contracts listed on Schedule 2.2(h) constitute all of the contracts and agreements relating to the Assets or the Business. Except for matters reflected on Schedule 7.7(a), (i) no member of the Business Group has breached the terms of any such Contract, (ii) each Contract is in full force and effect, and no member of the Business Group has been notified or advised that any member of the Business Group or any other party thereto has not performed its obligations thereunder to date, and (iii) to the best of Seller’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to result in a breach or violation of, or a default under, the terms of any such Contract.

(b)	Except for contracts that are Excluded Assets, Schedule 7.7(b) contains a list of all Contracts that are Related Party Contracts, identifies Seller and each entity related to Seller that is a party to each such Related Party Contract, and identifies the action to be taken by Seller prior to the Closing Date with respect to each such Related Party Contract, whether to terminate it, to continue it or to modify and continue it. Except for matters reflected on Schedule 7.7(b), (i) no member of the Business Group has breached the terms of any such Related Party Contract, (ii) no member of the Business Group has been notified or advised that any such Related Party Contract is not in full force and effect, or that any member of the Business Group or any other party thereto has not performed its obligations thereunder to date, and (iii) to the best of Seller’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to result in a breach or violation of, or a default under, the terms of any such Related Party Contract.

7.8 Employees.

(a)	Schedule 7.8(a)(i) sets forth a complete and accurate list of all of the personnel currently employed by the Business (the “Employees”). The Employees constitute all of the employees of the Business or that render services for the Seller with respect to the Business. Schedule 7.8(a)(i) sets forth the rate of compensation, the method of calculating severance payments, length of service and expected retirement date for each of the Employees. Schedule 7.8(a)(i) sets forth a list of the Employees (the “Retiring Employees”) who have the right to, and are expected to, retire within the next six (6) months. Except as reflected on Schedule 7.8(a)(i), neither Seller nor any of Seller’s Affiliates has entered into, offered to enter into, solicited or entered into negotiations with respect to any employment or severance agreement with any Employee, director or officer of the Business, either individually or as part of a class of similarly situated Persons. Schedule 7.8(a)(ii) contains a list of all collective bargaining or labor union contracts (“Collective Bargaining Contracts”) relating to the Employees. Except for matters reflected on Schedule 7.8(a)(ii), (i) no other collective bargaining agreement has been or is being negotiated by or on behalf of any member of the Business Group relating to the Business, (ii) no collective bargaining agent has been or is being certified as a representative of any of the Employees, (iii) no representations, campaigns or elections have been or are now in progress with respect to any of the Employees, (iv) there is no pending or, to the best knowledge of Seller and Seller Service Co, threatened labor dispute, strike or work stoppage against any member of the Business Group or otherwise relating to the Business or the Assets; (v) no member of the Business Group has received notification or advice that any member of the Business Group has committed any unfair labor practice in connection with the conduct of the Business or the operation of Assets which unfair labor practice is actionable under Applicable Laws; (vi) no member of the Business Group has been notified or advised that any such Collective Bargaining Contract is not in full force and effect, or that any member of the Business Group or any other party thereto has not performed its obligations thereunder to date, and (vii) to the best knowledge of Seller and Seller Service Co, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to result in a breach or violation of, or a default under, the terms of any such Collective Bargaining Contract that could have a Material Adverse Effect. Except for matters reflected on Schedule 7.8(a)(iii), (i) all Employees have executed written labor agreements with Seller Service Co, (ii) all labor agreements executed with the Employees are duly executed, valid and enforceable and comply with the Labor Laws, (iii) no member of the Business Group has been notified or advised that any such labor agreement is not in full force and effect, or that any member of the Business Group or any other party thereto has not performed its obligations thereunder to date; (iv) to the best knowledge of Seller and Seller Service Co, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to result in a breach or violation of, or a default under, any such labor agreement; (v) no other Persons have executed labor agreements and/or have a labor relationship (as defined under the Labor Laws) relating to the Business or the Assets or any part thereof, and, to the best knowledge of Seller and Seller Service Co, no Basis exists for asserting that any such agreement or labor relationship exists.

(b)	Schedule 7.8(b) contains a complete description of the full particulars of all benefits applicable to the Employees, including a description of the relevant terms (including the pertinent effective dates and termination dates, if any) of all employment, salary and fringe benefits, vacation policies and vacation benefits, length of service compensation rights (Prima de Antiguedad) severance or termination rights, notification rights, and other employee benefits applicable to Employees of the Business (“Employee Benefits”). Except for matters reflected on Schedule 7.8(b), (i) no member of the Business Group has breached the terms of any Employee Benefit, (ii) no member of the Business Group has been notified or advised that any Employee Benefit has been violated or breached, or that any member of the Business Group has not performed its obligations thereunder to date; (iii) to the best knowledge of Seller and Seller Service Co, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to result in a breach or violation of, or a default under, the terms of any such Employee Benefit; (iv) each member of the Business Group is in compliance with all Applicable Laws affecting the Employees, including the Mexican Federal Labor Law (Ley Federal de Trabajo), the Mexican Pension Savings System Law (Ley de los Sistemas de Ahorro para el Retiro), Mexican Social Security Law (Ley del Seguro Social) and the Mexican National Fund Institute for the Housing of Workers Law (Ley del Instituto del Fondo Nacional de la Vivienda para los Trabajadores) and the rules and regulations thereunder (collectively, “Labor Laws”), and including the timely payment of quotas and dues as required thereunder; (v) no member of the Business Group has been notified or advised that any member of the Business Group is not in compliance with the Labor Laws or that any member of the Business Group is in default with respect to any Court Order affecting the Employees; and (vi) to the best knowledge of Seller and Seller Service Co, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to constitute or result in a violation by any member of the Business Group of, or a failure on the part of any member of the Business Group to comply with the terms of, any applicable Labor Laws with respect to the Employees.

(c)	Except for matters reflected on the attached Schedule 7.8(c), neither the execution and delivery of this Agreement or any of the Ancillary Documents nor the performance by Seller or any of its Affiliates of their obligations or actions contemplated hereunder will (i) result in any bonus payment, golden parachute payment, severance payment or other payment to any of the Employees, (ii) materially increase the Employee Benefits payable to any or all of the Employees or (iii) result in any acceleration of the time of payment or vesting of the Employee Benefits payable to the Employees.

(d)	Schedule 7.8(d) contains a complete description of all pension, pension fund trust, employee welfare, deferred compensation, retirement, profit sharing, equity option, equity purchase, bonus, severance, termination or other incentive plans or agreements applicable to the Employees (“Pension Plans”), including a description of the relevant terms (including the pertinent effective dates and termination dates) of such Pension Plans. Except for matters reflected on Schedule 7.8(d), (i) as of the Closing Date, each Pension Plan has been fully funded in accordance with its funding requirements and other terms and conditions, (ii) no member of the Business Group has breached the terms of any Pension Plan, (iii) no member of the Business Group has been notified or advised that any Pension Plan has been violated or breached, or that any member of the Business Group has not performed its obligations thereunder to date; (iv) to the best knowledge of Seller and Seller Service Co, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to result in a breach or violation of, or a default under, the terms of any Pension Plan; (v) each member of the Business Group is in substantial compliance with all applicable requirements of the Pension Plans and the Applicable Laws affecting the funding or administration of the Pension Plans; (vi) the Pension Funds can be transferred to Buyer Service Co. without consent of the Employees, any Third Person or any Governmental Authority, other than the trustees or other Persons responsible for the administration of such Pension Plans, (vii) the criteria and calculations for determining the amount of Pension Funds for the Employees as set forth on Schedule 12.4(a) is accurate and complete; and (viii) to the best knowledge of Seller and Seller Service Co, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to constitute or result in a violation by any member of the Business Group of, or a failure on the part of any member of the Business Group to comply with the terms of, all applicable requirements of the Pension Plans and the Applicable Laws affecting the funding or administration of the Pension Plans.

7.9 Intellectual Property Matters. Schedule 2.2(g) lists and describes all of the Intellectual Property Rights during the periods covered by the Audited Financial Statements.

Without limiting the generality of any other provision of this Article VII, except for matters reflected on Schedule 7.9, the following statements are true with respect to the Intellectual Property Rights:

(a)	Seller owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of the Business as conducted during the periods covered by the Audited Financial Statements and as operated since the date of the last Audited Financial Statements. Each item of Intellectual Property Rights owned or used by Seller immediately prior to the Closing will be owned or available for use by the Buyer or a designated Affiliate of Buyer on identical terms and conditions immediately subsequent to the Closing (subject to obtaining any necessary Third Person Consent to the transfer of such Intellectual Property Rights). Seller has taken, and Seller has caused its Affiliates to take, all necessary and desirable action to maintain and protect each item of Intellectual Property owned or used in the Business. Each item of Intellectual Property owned or used in the Business has been duly registered with the Governmental Authorities in accordance with Applicable Law. Each item of Intellectual Property Rights is currently being actively used by the Business and its use has not been abandoned, and, to the best of Seller’s knowledge, no Basis exists for asserting that any such item is not being actively used by the Business or that its use has been abandoned.

(b)	In conducting the Business and in operating the Assets, (i) neither Seller nor any of its Affiliates is interfering with, infringing upon, misappropriating or otherwise coming into conflict with, or has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third Persons, and (ii) neither Seller nor any of its Affiliates nor any of the directors and officers (and employees with responsibility for Intellectual Property matters) of Seller and its Affiliates has ever been notified or advised of any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any of Seller and its Affiliates must license or refrain from using any Intellectual Property rights of any third Person). No third Person has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property Rights, and, to the best knowledge of Seller and its Affiliates, no Basis exists for asserting that any such interference, infringement, misappropriation or violation has occurred.

(c)	Part A of Schedule 2.2(g) identifies each patent or registration that has been issued to Seller and its Affiliates with respect to the Intellectual Property of the Business, identifies each pending patent application or application for registration which any of Seller and its Affiliates has made with respect to any Intellectual Property of the Business, and identifies each license, agreement, or other permission which any of Seller and its Affiliates has granted to any third Person with respect to any Intellectual Property of the Business (together with any exceptions). Seller has delivered to Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Part B of Schedule 2.2(g) identifies each trade name or unregistered trademark used by any of Seller and its Affiliates in connection with the Business. Without limiting the generality of any other provision of this Article VII, with respect to each item of Intellectual Property required to be identified in Part A or Part B of Schedule 2.2(g):

(i)	the Seller possesses all right, title, and interest in and to the item, free and clear of any Encumbrance, license, or other restriction;

(ii)	the item is not subject to any outstanding judgment, order, decree, ruling, or charge;

(iii)	no Action is pending or, to the best knowledge of Seller and its Affiliates, threatened which challenges the legality, validity, enforceability, use, or ownership of the item;

(iv)	the Intellectual Property Rights have been validly granted, are in full force and effect, are enforceable, are not subject to cancellation for non-use and are properly owned by Seller (with all prior steps in the chain of title recorded with respect thereto); and

(v)	neither Seller nor any of its Affiliates has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(d)	Part C of Schedule 2.2(g) identifies each item of Intellectual Property that any third Person owns and that is or has been used in the Business pursuant to license, sublicense, agreement, or permission. Seller has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). Without limiting the generality of any other provision of this Article VII, with respect to each item of Intellectual Property required to be identified in Part C of Schedule 2.2(g):

(i)	the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(ii)	the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (subject to obtaining the Third Person Consent to the transfer of such Intellectual Property Rights that are listed on Schedule 7.9);

(iii)	no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(iv)	no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(v)	to the best knowledge of Seller and its Affiliates, the underlying item of Intellectual Property is not subject to any outstanding judgment, order, decree, ruling, or charge;

(vi)	no Action is pending or, to the best knowledge of Seller and its Affiliates, threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

(vii)	neither Seller nor any of its Affiliates has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(e)	The Business has not interfered with, infringed upon, misappropriated or otherwise come into conflict with, any Intellectual Property rights of third Persons, and, to the best knowledge of Seller and its Affiliates, no Basis exists that any such interference, infringement, misappropriation or violation will occur.

7.10 Environmental, Health and Safety.

(a)	Except for matters reflected on Schedule 7.10(a), (i) each member of the Business Group is in compliance with all applicable Environmental, Health and Safety Laws, (ii) no member of the Business Group has been notified or advised during the time Seller has directly or indirectly owned an investment in the Assets or the Business that any other member of the Business Group’s properties and operations are not in compliance with all applicable Environmental, Health and Safety Laws, (iii) no event has occurred and no circumstance or condition exists, that could reasonably be expected to constitute or result in a violation by any member of the Business Group of, or a failure on the part of any member of the Business Group to comply with, the terms of any applicable Environmental, Health and Safety Laws, (iv) no member of the Business Group nor its properties or operations are subject to any existing or, to the best of Seller’s knowledge, threatened Action by or before any Governmental Authority under any applicable Environmental, Health and Safety Laws, and, to the best of Seller’s knowledge, no Basis exist for any such Action, (v) no Authorizations required to be obtained by any member of the Business Group under any applicable Environmental, Health and Safety Laws in connection with the Business or the Assets have not been obtained or applied for or are not valid and currently in full force and effect except to the extent of those for which filings are currently pending and there is no reason that any Authorization for which application has been made will not be issued, (vi) there has been no Release of any Hazardous Materials in violation of any applicable Environmental, Health and Safety Laws by any member of the Business Group in connection with the Business or the Assets, and (vii) each member of the Business Group has maintained in all material respects environmental records in the manner and for the time periods required by applicable Environmental, Health and Safety Laws.

(b)	All internal and external environmental audits and studies and all correspondence on environmental matters prepared during the last fifteen (15) years by or for Seller or any member of the Business Group that relate to any of the Assets or the Business and that are in the possession of Seller or its Affiliates have been furnished to Buyer.

(c)	Except for matters reflected on Schedule 7.10(c), no Authorization required to be obtained by Seller or any member of the Business Group under clause (v) of Section 7.10(a) and held by Seller or any member of the Business Group could reasonably be expected to be revoked, modified or suspended under any Applicable Law.

7.11 Litigation. Except for matters reflected on Schedule 7.11, there are no actions, suits, proceedings, arbitrations, investigations, charges, complaints, claims or demands pending or, to the best knowledge of Seller and Seller Service Co, threatened against any member of the Business Group relating to the Business or the Assets, at law, in equity or under Applicable Law, including any involving a claim for indemnification pursuant to any statute, organizational document or contract relating to any other action, suit, proceeding, arbitration, investigation, charge, complaint, claim or demand in or before or by any Governmental Authority (“Actions”), that (a) adversely affects or could reasonably be expected to adversely affect the value or operation of the Business or the Assets, or (b) prevents or impedes or could be expected to prevent or impede the timely completion of the transactions contemplated by this Agreement. Schedule 7.11 list all Actions involving all or any part of the Business or the Assets during the past 5 years.

7.12 Owned Real Property. Schedule 2.2 (b) lists and describes all of the Owned Real Property and any rights of Seller against third Persons with respect to the Owned Real Property. Without limiting the generality of any other provision of this Article VII, except for matters reflected on Schedule 7.12, the following statements are true with respect to each such parcel of owned Real Property (herein, a “Parcel”):

(a)	there are no pending or, to the best of Seller’s knowledge, threatened condemnation Actions relating to the Parcel or other matters affecting materially and adversely the current use, occupancy or value thereof, and, to the best of Seller’s knowledge, there is no Basis therefor;

(b)	none of the Parcels are ejidos or are located in ejido land, and there are no pending or, to the best of Seller’s knowledge, threatened Actions relating to any Parcel alleging that the Parcel is an ejido or is located in ejido land, and, to the best of Seller’s knowledge, there is no Basis therefor;

(c)	the legal description for the Parcel contained in the deed thereof into the identified owner describes such Parcel fully and adequately, the buildings and improvements are located within the boundary lines of the described Parcel, are not in violation of applicable setback requirements and zoning laws or other Applicable Laws, and do not encroach on any easement which may burden the land, and the land does not serve any adjoining or other property and/or owner for any purpose inconsistent with the use of the land, and the property is not located within any flood plain or subject to any similar type of use restriction for which any permits or licenses necessary to the use thereof have not been obtained;

(d)	all facilities have received all Authorizations required in connection with the ownership, use and operation thereof and have been operated and maintained in accordance with such Authorizations and Applicable Laws;

(e)	there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Parcel;

(f)	there are no outstanding options or rights of first refusal to purchase the Parcel, or any portion thereof or interest therein;

(g)	there are no Persons (other than Seller) in possession of the Parcel, other than tenants under any leases disclosed hereunder as Contracts who are only in possession of space and facilities to which they are entitled under such Contracts;

(h)	all facilities located on the Parcel are supplied with utilities and other services necessary and appropriate for the operation of such facilities, including gas, electricity, water, telephone and sewer, all of which services are adequate for the purposes for which the Parcel was used prior to the Most Recent Fiscal Year End, are being delivered in accordance with all Applicable Laws;

(i)	each Parcel abuts on and has direct vehicular access to a public road; and

(j)	there are no Encumbrances in place, imposed, registered or in the process of being registered that affect or may affect the free and clear title or enjoyment of, or, to the best of Seller’s knowledge, access to, the Parcel.

7.13 Leased Real Property and Leased Equipment. Schedule 2.2(c) lists and describes briefly all of the Leased Real Property and Schedule 2.2 (d) lists and describes all of the Leased Equipment. Seller has delivered to Buyer correct and complete copies of the leases and subleases identified on Schedules 2.2(c) and 2.2(d). Without limiting the generality of any other provision of this Article VII, except for matters reflected on Schedule 7.13, the following statements are true with respect to each such lease or sublease (herein, a “Lease”):

(a)	there are no pending or, to the best of Seller’s knowledge, threatened condemnation Actions relating to the Leased Real Property subject to the Lease or other matters affecting materially and adversely the current use, occupancy or value thereof, and, to the best of Seller’s knowledge, there is no Basis therefor;

(b)	each Lease is legal, valid, binding and enforceable, and in full force and effect;

(c)	no party to the Lease is in breach or default, and no event has occurred which, with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;

(d)	no party to the Lease has repudiated any provision thereof;

(e)	there are no disputes or oral agreements in effect as to the Lease, and, to the best of Seller’s knowledge, there is no Basis therefor;

(f)	with respect to each sublease, the representations and warranties set forth in subsections (a) through (e) of this Section 7.13 are, to the best of Seller’s knowledge, true and correct with respect to the underlying lease;

(g)	none of Seller and its Affiliates has assigned, transferred, conveyed or permitted any Encumbrances to exist on the Lease or any interest in the leasehold or subleasehold interests in and under the Lease;

(h)	the buildings or improvements built by or for Seller on the property subject to the Real Property Leases have not become the property of the lessor under such Leases;

(i)	as to Real Property Leases, all facilities leased or subleased under the Lease are supplied with utilities and other services necessary for the operation of such facilities as currently conducted; and

(j)	as to Real Property Leases, to the best of Seller’s knowledge but without any investigation of public registries, (i) the owner of the facility or equipment leased or subleased has good and marketable title to the parcel of real property, free and clear of any Encumbrance, easement, covenant, or other restriction, except for installments of special easements not yet delinquent and recorded easements, covenants and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title of, or access to, the property subject thereto, and (ii) each of the statements made under Section 7.12 are true and correct with respect to the title and possession owned by the owner of the facility or equipment leased or subleased under the Lease and to the circumstances relating thereto.

7.14 Product Warranty. Each product manufactured, sold, applied, transported or delivered by the Business has been in conformity with Applicable Law and, in all material respects, all applicable contractual commitments, and all express and implied warranties, and none of Seller and its Affiliates has any Liability (and, to the best of Seller’s knowledge, there is no Basis for any present or future Action against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to (i) the reserve for product warranty claims set forth on the face of the Audited Financial Statements for the Most Recent Fiscal Year End (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Business Group with respect to the Business, and (ii) matters reflected on the attached Schedule 7.14. Except for matters reflected on Schedule 7.14, no product manufactured, sold, applied, transported or delivered by any member of the Business Group with respect to the Business is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale; and Seller has furnished Buyer with complete copies of all standard terms and conditions of sale for products sold by the Business, which contain all applicable guaranty, warranty, and indemnity provisions.

7.15 Product Liability. Except as described on the attached Schedule 7.15, neither Seller, its Affiliates, the Business nor the Assets has or is subject to any Liability (and, to the best of Seller’s knowledge, there is no Basis for any present or future Action against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, manufacture, handling, application or use of any product manufactured, sold, applied, transported or delivered by the Business, including claims relating to Hazardous Materials. Schedule 7.15 contains a complete and accurate list of all Hazardous Material and other product liability and Actions made or asserted against or relating to the Business or the Assets during the past 5 years.

7.16 Undisclosed Liabilities. The Business is not subject to any Liability (and, to the best of Seller’s knowledge, there is no Basis for any present or future Action against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Financial Statements for the Most Recent Fiscal Year End (rather than in any notes thereto), (ii) Liabilities that have arisen after the Most Recent Fiscal Year End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Applicable Law), and (iii) Liabilities set forth on the attached Schedule 7.16.

7.17 Inventory. Except for matters reflected on Schedule 7.17, the Inventory consists of raw materials and supplies, manufactured and purchased parts (including any spare parts), goods in process and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, subject only to the reserve for inventory write-down set forth on the face of the Financial Statements for the Most Recent Fiscal Year End (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with GAAP and the past custom and practice of the Business Group with respect to the Business. All of the Inventory is in Seller’s possession at its facilities and, except as specified on Schedule 7.18, no Inventory has been placed on consignment with third Persons.

7.18 Accounts Receivable. All Receivables are reflected properly on the books and records of the Business, are valid receivables not subject to setoffs or counterclaims, and are current and collectible in accordance with their terms at their recorded amounts subject only to the reserve for bad debts set forth on the face of the Financial Statements for the Most Recent Fiscal Year End (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with GAAP and the past custom and practice of the Business with respect to the conduct of the Business and the operation and use of the Assets as previously disclosed to Buyer in writing.

7.19 Powers of Attorney. Except as set forth on Schedule 7.19, there are no outstanding powers of attorney (poderes) or other appointments of legal representatives or authorized agents executed on behalf of or otherwise affecting the Business or the Assets as of the date of this Agreement. As a result of the Merger and upon the Merger Date, all of the outstanding powers of attorney set for the on Schedule 7.19 shall automatically terminate and cease to exist.

7.20 Entirety of Assets. Except for the Excluded Assets, the Assets are the only assets, properties, contracts and other rights owned, leased, operated or used by the Business Group in the continued operation of the Business to generate the income reflected on the Audited Financial Statements, excluding assets subsequently disposed of in the Ordinary Course of Business. Upon consummation of the transactions contemplated herein, Seller will not own, possess or retain any property or assets relating to the Business, except for the Excluded Assets as expressly contemplated in this Agreement or in the Ancillary Documents.

7.21 Asbestos and Other Hazardous Materials. Except as set forth on Schedule 7.21 hereto, (i) the Business has never sold products containing asbestos or other Hazardous Materials nor has it manufactured products containing asbestos or other Hazardous Materials, and (ii) none of the Owned Real Property or Leased Real Property contains any asbestos or other Hazardous Materials or materials containing asbestos or other Hazardous Materials. Except as set forth on Schedule 7.21 hereto, the Business has not directly or, to the best of Seller’s knowledge, indirectly exported any Hazardous Materials outside the territorial limits of Mexico.

7.22 Products. Schedule 7.22 sets forth a complete and accurate list of all of the products currently manufactured and sold by the Adhesives Business and the Waterproofing/Sealants Business (collectively, the “Products”), and the brand name and product line under which each such Product was marketed and sold. The Products comprise all of the products marketed or sold by the Business during the periods covered by the Audited Financial Statements and since the date of the most recent Audited Financial Statements. Except as set forth on Schedule 7.22A, the Products have not been directly or, to the best of Seller’s knowledge, indirectly exported to the United States of America.

7.23 Fester Network. During the periods covered by the Audited Financial Statements, the Waterproofing/Sealants Business distributed the Fester Products through the Fester Network. Schedule 7.23 contains an accurate and complete list of all of the independent distributors of Fester Products (the “Fester Distributors”) in the Fester Network as of the date of this Agreement. Except as otherwise set forth on Schedule 7.23, there has been no change in the composition of the Fester Distributors since the end of the period covered by the Audited Financial Statements. Schedule 7.23 contains an accurate and complete list of all Contracts (“Fester Contracts”), legal notices, and other legal documents that relate in any material way to the Fester Network or any Fester Distributor. Except for matters reflected on Schedule 7.23, the following statements regarding the Fester Network and the Fester Distributors are true and correct:

(a)	no other Contract has been or is being negotiated by any member of the Business Group with or affecting the Fester Network or any Fester Distributor;

(b)	no other legal notice or other legal document is being prepared or delivered by, or is expected to be received by, any member of the Business Group or any Governmental Authority that could adversely affect the relationship of any member of the Business Group with the Fester Distribution Network or any Fester Distributor;

(c)	no representations, warranties, covenants or other agreements have to date been made or given by any member of the Business Group to the Fester Distribution Network or any Fester Distributor;

(d)	there is no pending or, to the best of Seller’s knowledge, threatened dispute, work stoppage, event of termination, event of cancellation, or business interruption, and, to the best of Seller’s knowledge, there is no Basis therefor, that adversely affects or could adversely affect the normal distribution of Products by the Fester Network as such Products were distributed during the periods covered by the Audited Financial Statements;

(e)	no member of the Business Group has been notified or advised that any member of the Business Group has committed any unfair or unlawful practice, committed any breach of contract, or engaged in any tortious or illegal activity, in connection with or affecting the Fester Network or any Fester Distributor, and, to the best of Seller’s knowledge, there is no Basis therefor;

(f)	no member of the Business Group has been notified or advised that any such Fester Contract is not in full force and effect, or that any member of the Business Group or any other party thereto has not performed its obligations thereunder to date, and, to the best of Seller’s knowledge, there is no Basis therefor;

(g)	there are no pending or, to the best of Seller’s knowledge, threatened Actions relating to the Fester Network, any Fester Distributors or any Fester Contracts or other matters affecting materially and adversely the current use or value of the Fester Network or any Fester Contracts, and, to the best of Seller’s knowledge, there is no Basis therefor; and

(h)	no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to result in a breach or violation of, or a default under, the terms of any Fester Contract.

7.24 Merger. The Merger was duly and validly authorized by all requisite corporate action on the part of Seller and Resistol. None of Seller, its Affiliates, the Business or the Assets has or is subject to any Liability, claim, dispute or Encumbrance (and, to the best of Seller’s knowledge, there is no Basis for any present or future Action against any of them giving rise thereto) arising out of, pursuant to or occasioned by, the Merger or any act or omission or alleged act or omission of Seller or its Affiliates in connection therewith. No Governmental Authorities or, to the best of Seller’s knowledge, third Persons, including creditors, shareholders, other holders of securities, employees, trade unions and other trade associations, have any claims or causes of action occasioned by or resulting from the Merger that have been or could reasonably be asserted affecting or that could affect the Assets, the Business or the transactions contemplated hereby as a result of the Merger. As of the Merger Date, the Merger (i) shall have been completed in accordance with all Applicable Law, and (ii) shall be effective as to all Persons in accordance with Article 224 of the Mexican General Corporation Law (Ley General de Sociedades Mercantiles).

7.25 Notices, Consents. Schedule 7.25 sets forth a complete and accurate list of all Contracts the assignment of which to Buyer or its Affiliate requires any notification to a Third Person or Governmental Authority, any Third Person Consent or any Authorization.

7.26 Employee Confidentiality Agreements. Except as set forth on Schedule 7.26, for all persons employed by the Business within the past five years, the Seller has entered into enforceable confidentiality agreements (“Employee Confidentiality Agreements”) with such persons that prohibit them from disclosing the Confidential Information of the Business or relating to the Assets, and Seller has used all commercially reasonable best efforts to enforce such Employee Confidentiality Agreements in accordance with their terms. Except as set forth on Schedule 7.26, (i) to the best of Seller’s knowledge, there has been no breach of the Employee Confidentiality Agreements, and (ii) there are no pending or, to the best of Seller’s knowledge, threatened Actions relating to any of the Employee Confidentiality Agreements, nor, to the best of Seller’s knowledge, is there any Basis therefor.

7.27 Business Relationships. Except as set forth on Schedule 7.27, Seller has not received any written notice or other communication that any person or entity with whom Seller does business will not continue to do business with the Business or Buyer after the Closing Date on terms and conditions substantially the same as those prevailing during the past twelve months.

7.28 Territory. Schedule 7.28 contains a complete and accurate list of all of the countries (the “Territory”) in which the Business is conducted, along with a list of the types or categories of Products sold in each such country.

7.29 Minimum Working Capital. The Net Working Capital of the Business is not less than [*******************************************************].

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES OF BUYER

Subject to the limitations prescribed in Article XIV, Buyer represents and warrants to the Business Group that:

8.1 Organization of Buyer. Buyer is a corporation duly organized and validly existing under the laws of Mexico as evidenced by notarial instrument number 74,340 dated January 1, 2002 certified by Mr. Jose Visoso del Valle, notary public No. 92 of the Federal District, Mexico and recorded in the Public Registry of Commerce of Tlalnepantla, Edo. de Mexico, under part 529, volume 16, Book First.

8.2 Authorization. Buyer has all requisite corporate power and authority to execute, deliver and perform this Agreement, to consummate the transactions contemplated hereby, and to comply with the terms, conditions and provisions hereof. The execution and delivery by Buyer of this Agreement have been duly and validly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and (assuming due authorization, execution and delivery hereof by Seller) constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, moratorium, insolvency (“concurso mercantil”), reorganization, fraudulent conveyance or other similar laws affecting or limiting the enforcement of creditors’ rights generally and principles of general application governing the availability of equitable remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law.

8.3 Approvals. Except for (i) the CFC Approval, and (ii) matters set forth on Schedule 8.3, no filing or registration with, no waiting period imposed by and no authorization of, any Governmental Authority is required under any Applicable Law to permit Buyer to execute, deliver or perform this Agreement or to consummate the transactions contemplated hereby.

8.4 No Violation. Assuming effectuation of all filings and registrations with, termination or expiration of any applicable waiting periods imposed by, and receipt of all Authorizations of, any Governmental Authority indicated as required pursuant to Section 8.3, neither the execution and delivery by Buyer of this Agreement, nor the performance by Buyer of its obligations hereunder will (a) violate or breach the terms of or cause a default under (i) any Applicable Law, (ii) the articles of incorporation, bylaws or any of the organizational documents of Buyer, (iii) any Court Order to which Buyer is a party or by which Buyer is bound, or (iv) any contract or agreement to which Buyer is a party or by which Buyer or any of its properties or assets is bound; or (b), with the passage of time, the giving of notice or the taking of any action by a third Person, have any of the effects set forth in clause (a) of this Section 8.4, except for any matters described in this Section 8.4 that, individually or in the aggregate, could not reasonably be expected to prevent Buyer from performing this Agreement in all material respects.

8.5 No Brokers. No broker, finder or investment banker (other than Grupo Serficor, S.A. de C.V.) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Aquiror. All fees and expenses of the Buyer Group incurred pursuant to the engagement of Grupo Serficor, S.A. de C.V. will be discharged by Buyer.

8.6 Financial Resources. Buyer has sufficient financial resources on hand or accessible to enter into this Agreement and consummate the transactions contemplated herein and to comply with its payment obligations hereunder.

8.7 Litigation. Except for matters reflected on Schedule 8.7, there are no Actions, pending or, to the best of Buyer’s knowledge, threatened against Buyer, at law, in equity or under Applicable Law, including any such Action involving a claim for indemnification pursuant to any statute, organizational document or contract relating to any other action, suit, proceeding, arbitration or investigation, in or before or by any Governmental Authority, that prevents or impedes or could reasonably be expected to prevent or impede the timely completion of the transactions contemplated by this Agreement.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES REGARDING BUYER SERVICE CO

Subject to the limitations prescribed in Article XIV, Buyer represents and warrants to the Business Group that:

9.1 Organization of Buyer Service Co. Buyer Service Co is a corporation duly organized and validly existing under the laws of Mexico.

9.2 Authorization. Buyer Service Co has all requisite corporate power and authority to execute, deliver and perform any Ancillary Documents that are contemplated to be entered into by Buyer Service Co pursuant to this Agreement, and to comply with the terms, conditions and provisions thereof. The execution and delivery by Buyer Service Co of the Ancillary Documents will have been duly and validly authorized by all requisite corporate action on the part of Buyer Service Co.

9.3 Approvals. Except for the CFC Approval, no filing or registration with, no waiting period imposed by and no authorization of, any Governmental Authority is required under any Applicable Law to permit Buyer Service Co to execute, deliver or perform the Ancillary Documents contemplated to be entered into by Buyer Service Co pursuant to this Agreement or to consummate the transactions contemplated thereby.

9.4 No Violation. Assuming effectuation of all filings and registrations with, termination or expiration of any applicable waiting periods imposed by, and receipt of all Authorizations of, any Governmental Authority indicated as required pursuant to Section 9.3, neither the execution and delivery by Buyer Service Co of the Ancillary Documents contemplated to be entered into by Buyer Service Co pursuant to this Agreement, nor the performance by Buyer Service Co of its obligations thereunder will (a) violate or breach the terms of or cause a default under (i) any Applicable Law, (ii) the articles of incorporation, bylaws or any of the organizational documents of Buyer Service Co, (iii) any Court Order to which Buyer Service Co is a party or by which it is bound, or (iv) any contract or agreement to which Buyer Service Co is a party or by which it or any of its properties or assets is bound; or (b), with the passage of time, the giving of notice or the taking of any action by a third Person, have any of the effects set forth in clause (a) of this Section 9.4, except for any matters described in this Section 9.4 that, individually or in the aggregate, could not reasonably be expected to prevent Buyer Service Co from performing its obligations under the Ancillary Documents in all material respects.

9.5 Litigation. Except for matters reflected on Schedule 9.5, there are no Actions, pending or, to the best of Buyer’s knowledge, threatened against Buyer Service Co, at law, in equity or under Applicable Law, including any such Action involving a claim for indemnification pursuant to any statute, organizational document or contract relating to any other action, suit, proceeding, arbitration or investigation, in or before or by any Governmental Authority, that prevents or impedes or could reasonably be expected to prevent or impede the timely completion of the transactions contemplated by this Agreement.

ARTICLE X

COVENANTS OF SELLER

10.1 Affirmative Covenants Regarding Operation of the Business.

(a)	Seller covenants and agrees that, prior to the Closing, unless otherwise expressly contemplated by this Agreement or consented to in writing by Buyer, Seller will cause the Business:

(i)	to operate in the Ordinary Course of Business;

(ii)	to use all commercially reasonable best efforts to preserve its business organization, to maintain its rights, privileges and immunities (including the enforcement of confidentiality agreements and the preservation of confidential or proprietary information and trade secrets), to retain the services of their key employees (subject to work force requirements) and to maintain its relationships with its customers and suppliers, all in the Ordinary Course of Business;

(iii)	to use all commercially reasonable best efforts consistent with past practice to maintain and to keep its properties and assets in as good repair and condition as at the Most Recent Fiscal Year End and as at present, ordinary wear and tear excepted;

(iv)	to use all commercially reasonable best efforts to keep in full force and effect insurance applicable to the Business and the Assets comparable in amount and scope of coverage to that currently maintained as provided in Schedule 7.5; and

(v)	to furnish any additional information on the Assets or the Business as may be requested by Buyer and its Representatives; provided, however, that Seller shall not be required to violate any written confidentiality agreement to which Seller or its Affiliates are subject at the time of such request, provided that Buyer is furnished for review a true copy of the confidentiality agreement to which Seller or its Affiliate claims to be subject.

(b)	Seller covenants and agrees that, prior to the Closing, unless otherwise contemplated by this Agreement or consented to in writing by Buyer, Seller will cause each of its Affiliates (including Seller Service Co) to conduct the Business in accordance with the provisions of subsection (a) of this Section 10.1.

10.2 Negative Covenants Regarding the Operation of the Business.

(a)	Seller covenants and agrees that, except as set forth in the attached Schedules and as otherwise contemplated by this Agreement, or as otherwise consented to in writing by Buyer, from the date of this Agreement until the Closing, Seller will not sell, transfer or otherwise dispose of, or grant or permit to be granted any Encumbrance with respect to any of the Assets.

(b)	Seller covenants and agrees that, except (A) as set forth in Schedule 10.2(b), (B) as otherwise contemplated by this Agreement, (C) as contemplated by the Audited Financial Statements or (D) as otherwise consented to in writing by Buyer, from the date of this Agreement until the Closing, Seller will not do, with respect to the Business or the Assets, any of the following:

(i)	(A) increase the compensation payable to or to become payable to any Employee, director or officer, (B) enter into any agreement with respect to the award of any severance or termination pay that could reasonably be expected to become due as a result of the transactions contemplated hereby, (C) amend or take any other actions to increase the amount of or accelerate the payment or vesting of any benefit under any of the Employee Benefits, or (D) contribute, transfer or otherwise provide any amount of cash, securities or other property to any grantee, trust, escrow or other arrangement that has the effect of providing or setting aside assets for benefits payable pursuant to any termination, severance or other change in control agreement, except (x) in each case, pursuant to any Contract described on Schedule 7.7, or (y), in the case of severance or termination payments, pursuant to the severance policy of the Business as provided for in the Employee Benefits or Pension Plans described on Schedule 7.8(b);

(ii)	(A) enter into, offer to enter into, or solicit or enter into negotiations with respect to, any employment or severance agreement with any Employee, director or officer, either individually or as part of a class of similarly situated persons, or (B) establish, adopt or enter into any new Employee Benefits, except employment and severance agreements and Employee Benefits for the benefit of any newly employed or promoted officers or employees or that replace employment or severance agreements, in which case the terms of such agreements and Employee Benefits shall be consistent with those described on Schedule 7.8(b);

(iii)	effect or permit any reorganization of the Business other than the Merger;

(iv)	sell, lease, exchange or otherwise dispose of, or grant or permit any Encumbrance with respect to, any of the Assets, except for dispositions of assets (other than Receivables) and inventory in the Ordinary Course of Business;

(v)	make or permit any change in any of its methods of accounting for the Business, except as may be required to comply with GAAP, except, in each case, as may be required by Applicable Law; or

(vi)	agree in writing or otherwise to do any of the foregoing.

(c)	Seller covenants and agrees that, prior to the Closing, unless otherwise expressly contemplated by this Agreement or consented to in writing by Buyer, Seller will prevent Seller’s Affiliates from taking or permitting any of the actions contemplated by subsection (b) of this Section 10.2 in connection with the Business.

10.3 Related Party Contracts. Seller agrees to cause the parties to each Related Party Contract to take the actions, whether to terminate, to continue or to modify and continue, with respect to each such Related Party Contract specified in Schedule 7.7(b) prior to the Closing.

10.4 Exclusivity.

(a)	Until the earlier of the occurrence of the Closing or such time as this Agreement is terminated pursuant to Section 15.1 hereof, Seller shall not engage, and shall cause its Affiliates and its and their Representatives not to engage, directly or indirectly in any of the following activities: solicitation, initiation or encouragement of any inquiries or proposals from, or any discussions or negotiations with, or any provision of non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer and its Affiliates) relating to any transaction involving the sale, directly or indirectly, of the Assets or the Business (other than in the Ordinary Course of Business) or any merger, consolidation, business combination or similar transaction involving or that could affect the Assets, the Business or the transactions contemplated by this Agreement (other than any such activities undertaken in connection with any transaction contemplated by this Agreement).

(b)	Seller acknowledges and agrees that it would be difficult or impossible to determine, in the event of a breach of Section 10.4(a) hereof by Seller, the amount of damages that would be suffered by Buyer. Consequently, Seller agrees that due to the irreparable damage and injury to Buyer that would result in the event of any such breach by Seller of Section 10.4(a) hereof, Seller shall pay to Buyer a monetary liquidated damage (pena convencional) in terms of Articles 1840 of the Código Civil Federal (Federal Civil Code), the amount of [*****************************************************], together with reasonable expenses of the Proceedings, including attorneys’ fees incurred in connection therewith (the “Exclusivity Liquidated Damage Penalty”). Seller further agrees that the Exclusivity Liquidated Damage Penalty alone may not be sufficient to compensate Buyer for a breach by Seller of Section 10.4(a) hereof and that the Exclusivity Liquidated Damage Penalty is provided for the simple delay in the performance of the obligations set forth in Section 10.4(a) hereof or for not performing such obligations in the manner agreed herein. In lieu of (but not in addition to) the Exclusivity Liquidated Damage Penalty for a breach by Seller of Section 10.4(a) hereof, Buyer is entitled to seek other remedies otherwise available to Buyer under Applicable Law or this Agreement, including (i) specific performance of Seller’s obligations in accordance with the precise terms agreed hereby, as provided in Article 1846 of the Federal Civil Code, and (ii) rescission of this Agreement. The parties acknowledge and agree that the

Exclusivity Liquidated Damage Penalty is reasonable for Seller due to the nature of the obligation and the economic condition of Seller. If any court of competent jurisdiction, Governmental Authority or arbitration tribunal shall hold that the restrictions or penalties contained in this Section 10.4(b) are unreasonable or unenforceable, said restrictions or penalties shall be deemed to be modified in the least restrictive manner, but only to the extent necessary, in the opinion of said court, Governmental Authority or arbitration tribunal, to make them reasonable and/or enforceable.

ARTICLE XI

OTHER COVENANTS

11.1 Pre-Closing Appropriate Action, Consents and Filings. The covenants in this Section 11.1 shall apply to the parties hereto from and after the date of this Agreement until the Closing:

(a)	Seller and Buyer shall each use (and shall cause their respective Affiliates to use) all commercially reasonable best efforts (i) to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things that, in either case, are necessary, proper or advisable under Applicable Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) to obtain from any Governmental Authorities any Authorizations required to be obtained by Seller and Seller’s Affiliates and Buyer and Buyer’s Affiliates, respectively, in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (iii) to make all necessary filings, and thereafter to make any other required submissions, with respect to this Agreement and the transactions contemplated hereby, as may be required under any Applicable Laws (including filings, and any other required submissions, with the CFC and the FIC), and (iv) to obtain any Third Person Consent, in form and substance reasonably satisfactory to either party, required from any party to a Contract with respect to this Agreement and the transactions contemplated hereby, provided, however, that (a) no party shall be obligated to pay any consideration in order to obtain any such consent or approval (except for notification fees paid to the CFC), and (b) no party, in procuring any such consent or approval, shall make any agreement or undertake any commitment affecting the Assets, the Business or the transactions contemplated hereby without the prior written consent of the other party, which consent shall not be unreasonably withheld. Seller and Buyer shall cooperate with each other, and, respectively, shall cause their respective Affiliates to cooperate, in connection with the making of all such filings, through, among other means, providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith; provided, however, that neither Seller nor Buyer shall be required to furnish the other any copies of any filings or applications made to any Governmental Authority pursuant to the requirements of any Applicable Law governing the CFC. Seller and Buyer shall furnish or cause to be furnished all information required for any application or other filing to be made pursuant to any Applicable Law in connection with the transactions contemplated by this Agreement.

(b)	Seller and Buyer shall each timely give, and shall each cause their respective Affiliates to give, any notices to third Persons, and shall use, and shall cause their respective Affiliates to use, all commercially reasonable best efforts to obtain any Third Person Consents (i) required in connection with the consummation of the transactions contemplated hereby, or (ii) otherwise required to prevent a Material Adverse Effect from occurring prior to the Closing. Seller shall use all commercially reasonable best efforts and shall cooperate fully with Buyer to obtain the consent of any Governmental Authority to the transfer of the Transferable Authorizations, including filing notices with and registering the relevant instruments of transfer or assignment of such Transferable Authorizations with, the applicable Governmental Authority.

(c)	Seller and Buyer shall each give prompt notice to the other of the receipt (either directly or by their respective Affiliates) of any written notice or other written communication (i) from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (ii) from any Governmental Authority in connection with the transactions contemplated hereby, (iii) from any Governmental Authority or other Person regarding the initiation or threat of initiation of any Action or Actions against, relating to or involving or otherwise affecting Seller or Seller’s Affiliates, Buyer or Buyer’s Affiliates, the Business or the Assets, or that relate to the consummation of the transactions contemplated hereby and (iv) from any Governmental Authority or other Person regarding the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be reasonably likely (A) to cause any condition to the obligations of the other party to consummate the transactions contemplated hereby not to be satisfied, (B) to cause a breach of the representations, warranties or covenants of such party under this Agreement or (C) to delay or impede the ability of either Seller and Seller’s Affiliates and Buyer and Buyer’s Affiliates, respectively, to consummate the transactions contemplated by this Agreement or to fulfill their respective obligations set forth herein. No delivery of any notice pursuant to clause (iv) of this subsection (c) shall cure any breach of any representation or warranty of the party giving such notice contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

(d)	Seller and Buyer each agrees to cooperate and to use, and to cause their respective Affiliates to cooperate and to use, all commercially reasonable best efforts vigorously to contest and to resist any Action, including legislative, administrative or judicial Action, and to have vacated, lifted, reversed or overturned any order or decision (whether temporary, preliminary or permanent) of any Governmental Authority that is in effect and that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement, including the vigorous pursuit of all available avenues of administrative and judicial appeal and all available legislative action. Each of Seller and Buyer agrees to use, and to cause their respective Affiliates to use, all commercially reasonable best efforts to take, or to cause to be taken, any and all commercially reasonable actions required by any Governmental Authority as a condition to the granting of any Authorization necessary for the consummation of the transactions contemplated hereby or as may be required to avoid, lift, vacate or reverse any legislative, administrative or judicial action that would otherwise cause any Closing Condition not to be satisfied; provided, however, that in no event shall either party take any action that could reasonably be expected to have a Material Adverse Effect.

(e)	Buyer and Seller shall jointly prepare and send consent instruments to all parties from whom a Third Person Consent is necessary or desirable to assign or transfer any Contract or other Asset, and shall use their commercially reasonable best efforts to obtain such Third Person Consents effective as of the Closing, including, without limitation, by using any form of consent instrument reasonably requested by the party from whom the Third Person Consent is requested. Buyer and Seller shall cooperate with each other to mutually agree upon the form and substance of such consent instruments.

11.2 Public Announcements; Confidentiality of this Agreement. Seller and Buyer shall consult with each other (and shall provide each other with reasonable advance notice of the proposed content and wording of any proposed press releases or public statements) before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation. Pending the Closing, neither Seller nor Buyer shall issue any press release or make any other public statement with respect to the transactions contemplated hereby without the prior approval of the other. Neither Seller nor Buyer shall permit any of its Affiliates to make any press release or public statement with respect to the transactions contemplated hereby unless the Seller or Buyer would be permitted to do so in accordance with the provisions of this Section. Neither Buyer nor Seller shall disclose, and Buyer and Seller shall not permit their respective Affiliates to disclose, the terms and provisions of this Agreement to any third Person other than their respective Affiliates. Notwithstanding the foregoing, this Section 11.2 shall not preclude any party from issuing such press releases, making such other public statements or making such filings with or applications to Governmental Authorities as such party in good faith believes to be required under Applicable Laws or to comply with the applicable stock exchange disclosure obligations.

11.3 Transfer Taxes and Fees; Seller’s Taxes.

(a)	Seller and Buyer shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any property transfer, sales or use taxes and any other transfer, notice, recording, registration fees or similar taxes (other than income or franchise taxes) (“Transfer Taxes and Fees”). Seller shall be solely liable for and shall pay or cause to be paid any Transfer Taxes and Fees that become payable as a result of the Merger. Buyer shall be solely liable for and shall pay or cause to be paid any Transfer Taxes and Fees that become payable as a direct result of the sale of the Assets by Seller to Buyer as contemplated by this Agreement.

(b)	Seller is transferring the Assets free and clear of all Tax liens and other Encumbrances arising from or related to Taxes imposed on Seller or to be imposed on Seller by any Taxing Authority, except for Transfer Taxes and Fees allocated in accordance with Section 11.3(a). Buyer is not liable for any Taxes imposed on Seller, caused by Seller, or to be imposed on Seller by any Taxing Authority as a successor to the Business or transferee of the Assets, whether by contract, Applicable Law or otherwise, including any Taxes imposed or that may be imposed by any Taxing Authority in connection with the Merger (collectively, “Seller Taxes”). If any Taxing Authority shall deem Buyer to be jointly and severally liable for the Seller Taxes as a result of purchasing the Business, Seller shall indemnify and hold harmless Buyer to the full extent of any such Seller Taxes assessed or imposed upon Buyer.

11.4 Insurance Matters. All insured claims relating to the Assets or the Business and made against Seller or any of its Affiliates prior to the Closing for bodily injury or property damage and lodged with an insurance underwriter of Seller or such Affiliates will remain the responsibility of Seller. All such claims made after the Closing that resulted from events or occurrences prior to the Closing will remain for the account and responsibility of Seller. All such claims made after the Closing Date that result from events or occurrences after the Closing Date shall be for the account of and the responsibility of Buyer.

11.5 Antitrust Compliance. Seller and Buyer filed with the CFC on April 25, 2003 the notifications required to be filed under the Mexican Federal Law of Economic Competition (“Ley Federal de Competencia Económica”), and the CFC Approval has been obtained. Seller and Buyer each agree to cooperate with each other to keep the CFC Approval valid and in effect up to and as of the Closing acting in accordance with the terms and conditions set forth in the CFC Filing Agreement dated February 6, 2003, a copy of which is attached hereto as Annex G (the “CFC Filing Agreement”).

11.6 Post-Closing Matters.

(a)	From and after the Closing, each party agrees to execute such further instruments or documents as any other party may from time to time reasonably request in order to confirm or carry out the transactions contemplated by this Agreement and to take such further measures as are necessary to correct or update information previously provided to Governmental Authorities; provided, however, that no such instrument or document shall increase a party’s liability beyond that otherwise contemplated hereby.

(b)	From and after the Closing, Buyer shall use all commercially reasonable best efforts to maintain originals and/or copies of all Records relating to the Business and Assets at the time of the Closing, and shall use all commercially reasonable best efforts to prevent the destruction of such Records for a period of three (3) years (except five (5) years for any Tax Records) following the Closing without first allowing Seller, at Seller’s expense, to make copies of the same. During that period, Buyer shall, and shall cause its Affiliates to, (i) grant to the Seller and its Representatives, at Seller’s expense, reasonable cooperation, access and staff assistance at all reasonable times and upon reasonable notice to all of such Records of such entities relating to the period prior to the Closing (including workpapers and correspondence with taxing authorities) that are not otherwise protected by legal privilege, (ii) to afford Seller and its Representatives the right, at Seller’s expense, to take extracts therefrom and to make copies thereof and (iii) to have access to the employees of the Business, all to the extent reasonably necessary or appropriate for general business purposes, including the preparation of Tax Returns and the handling of tax audits, disputes and litigation; provided, however, that such requested cooperation, access and assistance shall not unreasonably interfere with the normal operations of or otherwise cause damage to Buyer, Buyer’s Affiliates, or the Business.

(c)	To the extent that Buyer shall, directly or indirectly, sell or otherwise transfer its interests in Business or the Assets subsequent to the Closing, Buyer agrees to use all commercially reasonable best efforts to obtain from the transferee of such interests an obligation to comply with the provisions of subsection (b) of this Section 11.6, which obligation shall be enforceable by the Seller as a third party beneficiary.

(d)	With respect to any litigation regarding the Intellectual Property Rights, Seller shall cooperate with Buyer from and after Closing in any reasonable arrangement requested by Buyer designed to provide Buyer with the ability to control such litigation until the Intellectual Property Rights are registered in the name of Buyer or its designated Affiliate. Buyer shall defend, indemnify and hold harmless Seller and its Affiliates against any Losses (excluding any Losses related to Excluded Liabilities) that Seller or its Affiliates may incur or suffer as a result of any such arrangement that allows Buyer or its Affiliate to control such litigation regarding the Intellectual Property Rights, except to the extent that any such Losses are caused or exacerbated by the actions or omissions of Seller or its Affiliates.

11.7 Non-Compete.

(a)	In order to allow Buyer to realize the full benefit of its bargain in connection with the purchase of the Assets, but subject to the provisions of Section 11.7(b) hereof, Seller will not, and Seller shall cause its Affiliates to not, at any time for a period of [******] years following the Closing Date, directly or indirectly, acting alone or as a member of a partnership or as a holder of in excess of five percent (5%) of any security of any class, or as a consultant to or representative of, any corporation or other business entity,

(i)	engage in or support or otherwise assist any business that is in direct competition with any part of the Business in the Territory; or

(ii)	use any of the Confidential Information for any commercial purpose other than complying with its obligations under the Transition Agreements or in any way harmful to the Business.

(b)	Notwithstanding the foregoing provisions of this Section 11.7, Seller and its Affiliate shall be allowed to:

(i)	acquire a business entity that competes with the Business in the Territory provided that (A) such acquired business entity derives no more than ten percent (10%) of its revenues from business operations that are in competition with the Business and (B) Seller or its applicable Affiliate causes the business operations of such acquired business to be disposed of to a non-Affiliate of Seller within 12 months of the acquisition of such acquired business entity;

(ii)	provide the services to Buyer or Buyer Service Co pursuant to the terms of the Toll Manufacturing Agreement, the Services Agreement and the IT Agreement;

(iii)	own a partnership or share interest in any business entity which is held by Seller or its Affiliates as of the Closing, but only if such entity does not now or hereafter compete with the Business;

(iv)	operate the Excluded Business or engage, support or otherwise assist in any activities or businesses within the Excluded Business; or

(v)	own ten percent (10%) or less of the shares of a publicly traded corporation that derives less than ten percent (10%) of its revenues from business operations that are in competition with the Business.

(c)	The parties hereto acknowledge and agree that the non-competition covenants set forth herein are reasonable for Seller due to the nature of the obligation, the geographic scope and the limited scope of the Products that they involve. If any court of competent jurisdiction, arbitration tribunal or Governmental Authority, including the CFC, shall hold that the restrictions contained in this Section 11.7 are unreasonable or unenforceable, said restrictions shall be deemed to be modified in the least restrictive manner, and only to the extent necessary, in the opinion of said court, arbitration tribunal or Governmental Authority, to make them reasonable and/or enforceable.

(d)	Seller acknowledges and agrees that it would be difficult or impossible to determine, in the event of a breach of Section 11.7(a) hereof by Seller the amount of damages that would be suffered by Buyer. Consequently, Seller agrees that due to the irreparable damage and injury to Buyer that would result in the event of any such breach by Seller of Section 11.7(a) hereof, Seller shall pay to Buyer a monetary liquidated damage (pena convencional) in terms of Articles 1840 of the Código Civil Federal (Federal Civil Code), the amount of [*****************************************], together with reasonable expenses of the Proceedings, including attorneys’ fees incurred in connection therewith (the “Non-Compete Liquidated Damage Penalty”); provided, however, that the maximum liability of Seller to Buyer under the foregoing clause for breaches of Section 11.7(a) shall be [***************************************************]. The parties acknowledge and agree that the Non-Compete Liquidated Damage Penalty is reasonable for Seller due to the nature of the obligation and the economic condition of Seller. If any court of competent jurisdiction, arbitration tribunal or Governmental Authority shall hold that the penalties contained in this section are unreasonable or unenforceable, said penalties shall be deemed to be modified in the least restrictive manner, but only to the extent necessary, in the opinion of said court, arbitration tribunal or Governmental Authority, to make them reasonable and/or enforceable.

11.8 Removal of Desc Name. Seller shall use its commercially reasonable best efforts to remove the name “Desc” or any logos associated therewith from any sales promotion and advertising materials, catalogs and manuals that comprise part of the Assets or any of the Products or Inventory prior to Closing. To the extent that Seller has not removed the name “Desc” or any logos associated therewith from any such Assets prior to Closing and Desc subsequently requests Buyer to remove the same, then Buyer shall use its commercially reasonable best efforts to remove the name “Desc” or any logos associated therewith from any such Assets as requested by Desc. Subject to the foregoing obligation of Buyer to use its commercially reasonable best efforts to remove the name “Desc” or any logos associated therewith from any such Assets, Buyer is not obligated to remove or cover any such reference and Buyer may deliver any such items to any customer of Buyer or any other third person notwithstanding that such reference has not been removed or covered.

11.9 Handling of Mail, Cash and Other Payments. Seller shall promptly deliver to Buyer or Buyer’s designated Affiliate(s) any cash, checks or other instruments of payment received by Seller or any of its Affiliates after the Closing in respect of the Assets (including, without limitation, Accounts Receivable). Seller authorizes and empowers Buyer on and after the Closing Date to receive and open all mail received by Buyer relating to the Assets or the Business and to deal with the contents of such communications in any manner Buyer deems necessary or proper. Seller shall promptly deliver to Buyer any mail or other communication received by Seller or any of its Affiliates after the Closing Date pertaining to the Assets or the Business. Buyer shall promptly deliver to Seller any mail or other communication received by Buyer after the Closing Date pertaining to the Excluded Assets or the Excluded Business. Seller and Buyer shall cause their respective Affiliates to comply with the requirements of Seller and Buyer, respectively, under this Section 11.9.

11.10 Post-Closing Treatment of Third Person Consents. To the extent that Seller’s rights under any Contract, Authorization (excluding Non-Transferable Authorizations, which are addressed in Section 11.11 hereof) or other Asset which is to be transferred to Buyer pursuant to the terms hereof may not be transferred without a Third Person Consent which has not been obtained at the Closing despite the exercise by Seller and Buyer of their commercially reasonable best efforts in accordance with Section 11.1 hereof, this Agreement shall not constitute an agreement to transfer the same if an attempted transfer would constitute a breach thereof or be unlawful, and Seller and Buyer shall continue to use their commercially reasonable best efforts following Closing to obtain any such consent or approval as promptly as possible. If any such consent or approval shall not be obtained by Closing or if any attempted transfer would be ineffective or impair Buyer’s rights to the Assets in question so that Buyer would not in effect acquire the benefit of all such rights, Seller shall cooperate with Buyer in any reasonable arrangement to provide Buyer with the benefits thereunder to the maximum extent permitted by law.

11.11 Post-Closing Treatment of Non-Transferable Authorizations. To the extent that Seller’s rights under any Authorization relating to the Business and listed on Schedule 7.3 cannot be transferred to Buyer under Applicable Law (the “Non-Transferable Authorizations”), and Buyer has not obtained comparable Authorizations as of the Closing, then following Closing and until the time that Buyer obtains its own comparable Authorizations, Seller (i) shall not cancel or terminate any such Non-Transferable Authorizations, (ii) shall maintain any such Non-Transferable Authorizations at the direction and cost of Buyer (including making any necessary filings and paying any maintenance fees), and (iii) shall cooperate with Buyer to provide the Business with the benefits of the Non-Transferable Authorizations to the maximum extent permitted by law following Closing. Subject to the provisions of Section 11.1(b), Buyer acknowledges and agrees that Seller does not guarantee the transferability of the Transferable Authorizations.

11.12 Water Well Concessions. To the extent that Seller’s rights under any water well which is to be transferred to Buyer pursuant to the terms hereof may not be transferred without a Third Person Consent which has not been obtained at the Closing despite the exercise by Seller and Buyer of their commercially reasonable best efforts in accordance with Section 11.1 hereof, Seller and Buyer shall continue to use their commercially reasonable best efforts following Closing to obtain any such consent or approval as promptly as possible. If any such consent or approval shall not be obtained by Closing or if any attempted transfer would be ineffective or impair Buyer’s rights to the water well in question so that Buyer would not in effect acquire the benefit of all such rights, Seller shall cooperate with Buyer in any reasonable arrangement to provide Buyer with the benefits thereunder to the maximum extent permitted by law until the required water well concession is obtained.

11.13 Payment of the Business Payables. Buyer hereby acknowledges that Seller will retain the accounts payable of the Business in accordance with Section 2.4(b). Nevertheless, Buyer hereby assumes the obligation to provide Seller with the funds necessary to pay in full each account payable listed on Schedule 11.13 (herein, a “Business Payable”) at least one day before the due date of the Business Payable as reflected on Schedule 11.13, all in accordance with Buyer’s instructions, using the funding provided by Buyer. If Buyer fails to provide sufficient funding to Seller to make such payment in full on or before one day prior to the aforementioned due date for the Business Payable, Buyer shall be liable to Seller for any daños y perjuicios (as defined by Applicable Laws in Mexico) actually incurred by Seller from the payee of the Business Payable caused by Seller’s failure, in accordance with Buyer’s instructions, to comply with the payment terms of the Business Payable; provided that Seller has taken all reasonable steps (at Buyer’s expense) required to mitigate such damages.

11.14 Non-Interference with Relationships. Seller covenants and agrees that Seller will not, and Seller shall cause its Affiliates to not, at any time for a period of five (5) years following the Closing Date, directly or indirectly, request any present or future customer or supplier of the Business to curtail or cancel its business with Buyer.

11.15 Registration of Intellectual Property Rights. Seller shall fully cooperate with Buyer in the preparation, execution and filing of all documents regarding the transfer, recording, and registration of the Intellectual Property Rights in the name of Buyer or its designated Affiliates in all countries that the Intellectual Property Rights are currently registered. Seller shall execute, or cause to be executed, conveyance documents in any form reasonably requested by Seller transferring the Intellectual Property Rights from any or all of (i) Resistol to Seller, (ii) Seller to Buyer (or Buyer’s designated Affiliate), or (iii) Resistol to Buyer (or Buyer’s designated Affiliate). Seller shall be solely liable for and shall pay or cause to be paid any fees or taxes (“IP Registration Fees”) attributable to the transfer, recording, and registration of the Intellectual Property Rights in the name of Seller as a result of the Merger in all countries that the Intellectual Property Rights are currently registered. Except for the IP Registration Fees that Seller is responsible for in accordance with the preceding sentence, Buyer shall be solely liable for and shall pay or cause to be paid any IP Registration Fees that are attributable to the transfer, recording, and registration of the Intellectual Property Rights in the name of Buyer as a result of the sale of the Intellectual Property Rights by Seller to Buyer as contemplated by this Agreement. Except for cooperating with Buyer in connection with the registration of the Intellectual Property Rights in the name of the Seller, Seller shall not take any action as the registered owner of the Intellectual Property Rights nor shall it make any representation that it is the owner of the Intellectual Property Rights following Closing.

ARTICLE XII

EMPLOYEE MATTERS

12.1 Employment - Generally. The parties acknowledge that (a) Buyer Service Co will require the services of some or all of the Employees in connection with the management and operation of the Assets after the Closing, and (b) Buyer Service Co intends to offer employment to some or all of the Employees on terms to be determined by Buyer Service Co. Buyer Service Co shall be solely responsible for all employment decisions in connection with such offers, and Buyer Service Co shall not be obligated to offer employment to any particular Employee or group of Employees. Unless and until Buyer Service Co employs an Employee, Seller Service Co shall remain legally responsible for such Employee in accordance with Applicable Laws, subject to the other provisions of this Agreement. Buyer shall pay to Seller Service Co a fee equal to the Severance Amounts attributable to the Employees (except for the Retiring Employees) in accordance with Section 12.3 hereof.

12.2 Retention and Transition of Employees.

(a)	Except for (i) any Employee who has been employed by Buyer Service Co, (ii) any Employees as to whom Buyer has notified Seller in writing that Buyer Service Co does not intend to make an employment offer, and (iii) any Employee as to whom Buyer has notified Seller in writing that Buyer Service Co no longer wishes to have the Employee employed in connection with the Business, Seller shall cause Seller Service Co to (A) use its commercially reasonable best efforts to retain and continue to employ all Lerma Employees through the end of the term of the Toll Manufacturing Agreement, and to make the services of such Lerma Employees available to perform the obligations of Seller under the Toll Manufacturing Agreement, (B) use its commercially reasonable best efforts to retain and continue to employ the services of employees (“IT Employees”) engaged in providing IT Services (as defined in the IT Agreement) through the end of the term or the termination of the IT Agreement, and to make the services of such IT Employees available to perform IT Services under the IT Agreement, and (C) use its commercially reasonable best efforts to retain and continue to employ the services of all other Employees through the end of the term of the Services Agreement, and to make the services of such other Employees available to perform the Services under the Services Agreement.

(b)	Seller shall cause Seller Service Co (i) to promptly comply with any and all lawful requests of Buyer or Buyer Service Co with respect to the continuation or discontinuation of the services, or the assignment or reassignment, of any Employee in accordance with the termination and severance policy historically applicable to the Business, as set forth on the attached Schedule 12.2(b) (the “Severance Policy”); (ii) to promptly carry out and enforce with respect to any Employee the lawful instructions or policies communicated by Buyer or Buyer Service Co in connection with the services being performed by such Employee in connection with the Business; (iii) to use its commercially reasonable best efforts to encourage Employees to accept offers of employment by Buyer Service Co, provided Buyer Service Co (A) offers the Employee a comparable compensation, pension and benefit package to that previously afforded the Employee by Seller Service Co (subject to a one-time payment in compensation for the difference, if any, between the benefit plans of Seller Service Co and Buyer Service Co) and (B) offers to give the Employee credit for his or her time in service with Seller Service Co under the compensation, pension and benefit plans of Buyer Service Co (reconocimiento de antigüedad) (herein, a “Comparable Offer”); and (iii) not to employ, terminate the employment of, adjust the compensation, benefit or pension package of, or assign or reassign, any Employee without the prior written consent of Buyer. Seller Service Co shall be legally responsible for termination of the Employees and for the payment severance payments incidental to such termination. If Seller Service Co is required to and does make severance payments in connection with the termination of an Employee hereunder that exceed the amount of severance payments otherwise payable under the Severance Policy in order to comply with Applicable Law (“Additional Severance”), Buyer agrees to reimburse Seller Service Co, upon receipt of evidence documenting that Additional Severance has been paid for such purpose, an amount equal to 50% of such Additional Severance.

(c)	Buyer Service Co shall be solely responsible for determining the strategy and making all commercial decisions in connection with its negotiations with the labor unions for the Employees. From the Closing until the expiration or earlier termination of the Services Agreement, Seller shall, and Seller shall cause Seller

Service Co to, (A) cooperate fully with Buyer Service Co in connection with its negotiations with the labor unions of the Employees, and (B) promptly respond to any reasonable request by Buyer Service Co to provide support in connection with such labor union negotiations, including requests to arrange and attend meetings with labor union leaders.

(d)	Upon Seller’s reasonable request, Buyer or Buyer Service Co shall provide Seller with evidence of an Employee’s acceptance of employment with Buyer Service Co and with evidence of credit given by Buyer Service Co for such Employee’s time of service with Seller Service Co (reconocimiento de antigüedad) under the compensation, pension and benefit plans of Buyer Service Co.

12.3 Severance Amounts.

(a)	The attached Schedule 12.3(a) sets forth, as to each Employee, (i) the Retention Period applicable to the Employee, and (ii) the formula or method for calculating an agreed amount (the “Severance Amount”) of the total severance payment Seller Service Co will be required to make to the Employee upon his or her severance or termination under the Severance Policy, excluding any accrued but unpaid salaries or wages as of the date of termination or severance. Buyer shall pay to Seller Service Co a fee equal to the Severance Amounts that are owed to the Employees (except for the Retiring Employees) (i) to which Buyer Service Co does not offer employment on or prior to the expiration of the Retention Period for such Employees, (ii) who do not accept the offer of employment of Buyer Service Co, or (iii) as a result of the benefits offered by Buyer Service Co differing from the benefits provided by Seller Service Co. With respect to each Employee to whom Seller Service Co is required to pay a Severance Amount, Buyer shall pay, or shall cause Buyer Service Co to pay, to Seller a fee equal to the amount of such Severance Amount due such Employee at least one day prior to the date that Seller Service Co is required to make such Severance Amount to such Employee. Buyer shall not be obligated to pay any amounts to Seller Service Co for any severance payments that are owed by Seller Service Co to Retiring Employees in connection with such Retiring Employees retirement. By agreeing to pay Seller a fee in an amount equal to the Severance Amounts for the Employees (except for the Retiring Employees), Buyer is not undertaking any obligation to make such Severance Amounts to such Employees, and Seller Service Co shall remain responsible for making the Severance Amounts and Employee Benefits associated with the Employees under Applicable Law.

(b)	If (i) Buyer notifies Seller in writing that Buyer Service Co does not intend to make an offer of employment to an Employee, (ii) Buyer or Buyer Service Co instructs Seller in writing that Buyer Service Co does not wish an Employee to be employed in connection with the Business, or (iii) the Retention Period as to an Employee has lapsed without Buyer Service Co having made such Employee a Comparable Offer, whichever is the first to occur, then (A) Seller shall immediately notify Buyer that Seller Service Co intends to terminate the employment of such Employee in accordance with the Severance Policy within 10 days after the occurrence of such event (the “Severance Date”), (B) Buyer shall pay, or shall cause Buyer Service Co to pay, Seller a handling and administration fee equal to the amount of the Severance Amount due such Employee in accordance with Section 12.3(a) at least one day prior to the Severance Date, and (C) Seller shall cause Seller Service Co to terminate the employment of such Employee in accordance with the Severance Policy on the Severance Date.

(c)	Buyer Service Co shall have the right, but not the obligation, to negotiate with or to hire any of the Retiring Employees. If Buyer Service Co elects to make an offer to any such Retiring Employee, the Retiring Employee will be given the option (i) to be hired by Buyer Service Co (with recognition of seniority) or (ii) to remain with Seller Service Co, in which latter case the Retiring Employee will be entitled to exercise the option of early retirement under Seller Service Co’s Pension Plan. If any such Retiring Employee rejects an offer of employment from Buyer Service Co and, thus, elects to remain with Seller Service Co or exercise the option of early retirement, Buyer Service Co will have no obligation to cover any severance with respect to the Retiring Employee. If Buyer Service Co hires a Retiring Employee, and the Retiring Employee (after being hired by Buyer Service Co) asserts any claim against Buyer or Buyer Service Co with respect to early retirement under the Pension Plan of Seller Service Co, Seller agrees to indemnify and hold Buyer and Buyer Service Co harmless from and against such claim.

(d)	If, within three years after the Closing Date, Seller or any Affiliate of Seller employs any Employee who was terminated under Section 12.3(b), then Seller shall notify Buyer in writing of such employment and, within 15 days after such Employee has been employed by Seller or its Affiliate, Seller shall reimburse Buyer for the handling and administration fee paid to Seller by Buyer with respect to such Employee under Section 12.3(b). The payment obligation under this Section 12.3(d) shall not limit or restrict the rights and remedies of Buyer or the duties and obligations of Seller under any other provision of this Agreement, including the non-competition agreement set forth in Section 11.7.

12.4 Pension Funds

(a)	Seniority Bonus and Pension Funds. The attached Schedule 12.4(a) sets forth the calculations and criteria for determining the amount of Pensions Funds contained in the Pension Plan for each of the Employees.

(b)	Funding Covenant. From the Closing Date until an Employee has been employed by Buyer Service Co or terminated by Seller Service Co under this Article XII, Seller shall cause the Pension Plan of that Employee to remain fully funded in accordance with the criteria set forth in Schedule 12.4(a), its applicable funding and administration requirements and all Applicable Laws.

(c)	Transfer of Pension Funds. As and when Buyer Service Co employs any Employee or group of Employees, Buyer shall give Seller not less than ten (10)

days’ written notice of the date on which such employment is to take effect (the “Employment Date”), which notice shall contain the specific names of the Employees to be employed by Buyer Service Co. No later than one day after the Employment Date, Seller shall cause the aggregate sum of the Pension Funds attributable to such Employee or group of Employees (calculated in accordance with the criteria and formula set forth on Schedule 12.4(a) hereto), free and clear of any reductions or withholding whatsoever, to be transferred from the Pension Plan of those Employees to the trustee or administrator of Buyer Service Co’s Pension Plan by wire transfer to the account maintained for Buyer Service Co’s Pension Plan. No tranfer of Pension Funds will be made with regard to an Employee until that Employee has actually been employed by Buyer Service Co.

12.5 Cooperation by Seller and Seller Service Co. Before and after Closing, Seller shall, and shall cause each of its Affiliates to, use their commercially reasonable best efforts to (a) cooperate fully with Buyer and Buyer Service Co in their effort to identify and retain Employees currently employed in connection with the Business, (b) furnish to Buyer or Buyer Service Co any and all information reasonably requested by Buyer or Buyer Service Co relating to individual Employees or groups of Employees and their work and compensation histories, (c) furnish to Buyer or Buyer Service Co any and all information reasonably requested relating to the labor unions associated with the Business, the history of the Business’s labor relations and any previous negotiations between the Business and its labor unions, and (d) not discourage the Employees from seeking or accepting employment with Buyer Service Co or its Affiliates. Before and after the Closing, to the extent that Seller or any of its Affiliates has been or is notified or advised that (a) any executive, key Employee or group of Employees plans to terminate its employment with Seller or its Affiliates or in connection with the Business, (b) any strike, grievance, claim of unfair labor practices or other collective bargaining disputes have occurred or are being planned that could adversely affect the Business, or (c) any organizational effort is being made or threatened by or on behalf of any labor union with respect to the Employees, Seller shall promptly notify Buyer of all such information in Seller’s or its Affiliate’s possession and of the circumstances surrounding the labor situation.

12.6 Continuing Obligations. From the Closing until the last Severance Date has occurred, Seller shall continue to comply with and timely perform, and shall cause Seller Service Co to comply with and timely perform, each covenant, agreement and obligation of Seller and Seller Service Co hereunder relating to the Employees, Employee Benefits or Pension Plans, and Buyer shall continue to comply with and timely perform, and shall cause Buyer Service Co to comply with and timely perform, each covenant, agreement and obligation of Buyer and Buyer Service Co hereunder relating to the Employees, Employee Benefits or Pension Plans.

12.7 Restatement of Certain Representations and Warranties. On and as of each Employment Date, Seller shall be deemed to have restated to the Buyer Group the representations and warranties contained in Section 7.8 hereof.

12.8 Non-Interference with Employees. Seller covenants and agrees that Seller will not, and Seller shall cause its Affiliates to not, at any time for a period of five (5) years following the Closing Date, directly or indirectly, induce or attempt to influence any employee of Buyer or its Affiliates employed in the Business to terminate his or her employment with Buyer or its Affiliates.

ARTICLE XIII

CONDITIONS TO CLOSING

13.1 CFC Approval. The respective obligations of each party hereto to consummate the transactions contemplated hereby shall be subject to the CFC Approval being valid and in effect as of the Closing, which condition may be waived by the parties hereto, in whole or in part, to the extent permitted by Applicable Law.

13.2 Additional Conditions to Seller’s Obligations. The obligations of Seller to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived by Seller, in whole or in part, to the extent permitted by Applicable Law:

(a)	Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct, as of the date of this Agreement and as of the Closing Date as though made again on and as of the Closing Date. Seller shall have received a certificate of an executive officer of Buyer, dated the Closing Date, to such effect.

(b)	Buyer shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by Buyer on or prior to the Closing. Seller shall have received a certificate of an executive officer of Buyer, dated the Closing Date, to such effect.

(c)	No action, suit, proceeding, arbitration or investigation shall be pending or threatened in writing against any member of the Business Group that is based on or arises out of the transactions contemplated by this Agreement by:

(i)	any Governmental Authority, regardless of the validity of the claim; or

(ii)	any third Person who claims damages that are Material and for which claim there is a reasonable legal and factual basis.

(d)	Seller shall have received certified copies of (i) all organizational documents of Buyer and (ii) resolutions of the board of directors of Buyer authorizing it to enter into this Agreement.

Notwithstanding the failure of any one or more of the foregoing conditions, Seller may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver.

13.3 Additional Conditions to Buyer’s Obligations. The obligations of Buyer to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived by Buyer, in whole or in part, to the extent permitted by Applicable Law:

(a)	Each of the representations and warranties of Seller contained in this Agreement shall be true and correct, as of the date of this Agreement and as of the Closing Date as though made again on and as of the Closing Date. Buyer shall have received a certificate of an executive officer of Seller, dated the Closing Date, to such effect;

(b)	Seller shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing. Buyer shall have received a certificate of an executive officer of Seller, dated the Closing Date, to such effect;

(c)	No action, suit, proceeding, arbitration or investigation shall be pending or threatened in writing against Buyer or any of its Affiliates that is based on or arises out of the transactions contemplated by this Agreement by:

(i)	any Governmental Authority, regardless of the validity of the claim; or

(ii)	any third Person who claims damages that are Material and for which claim there is a reasonable legal and factual basis.

(d)	Except for (i) water well concessions that comprise part of the Assets, (ii) Third Person Consents for Contracts other than the Material Contracts and (iii) Authorizations other than the Required Authorizations, the documents tendered by Seller at the Closing shall be sufficient to convey good title to the Assets at the Closing, free and clear of any Encumbrances.

(e)	Buyer shall have received certified copies of (i) all organizational documents of Seller and (ii) resolutions of the board of directors of Seller authorizing it to enter into this Agreement.

(f)	Buyer shall have received all Third Person Consents necessary to transfer the Contracts listed on Schedule 13.3 (f) (the “Material Contracts”) to Buyer pursuant hereto, all in forms reasonably satisfactory to Buyer.

(g)	Buyer shall have received each of the Authorizations listed on Schedule 13.3 (g) (collectively, the “Required Authorizations”).

(h)	The Merger shall have become effective as to all Persons, and Buyer shall have received a certificate of an executive officer of Seller, dated the Closing Date, certifying that the Merger (i) has been completed in accordance with all Applicable Law (including satisfaction of all of the conditions of Article 224 of the Mexican General Corporation Law), and (ii) is effective as to all Persons in accordance with Article 224 of the Mexican General Corporation Law (Ley General de Sociedades Mercantiles).

(i)	Buyer shall have received a certificate of an executive officer of Seller, dated the Closing Date, certifying that the written consent from International Finance Corporation with respect to the transactions contemplated by this Agreement remains in full force and effect and that there has been no amendment, modification, waiver, termination or withdrawal of such consent.

(j)	Buyer shall have approved any and all Schedules and Exhibits referred to in this Agreement buy not yet attached hereto.

Notwithstanding the failure of any one or more of the foregoing conditions, Buyer may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver.

ARTICLE XIV

INDEMNIFICATION

14.1 Survival of Representations, Warranties and Covenants.

(a)	Except as set forth in Section 14.1(b) of this Agreement, the representations, warranties, covenants and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors, representatives or agents whether prior to or after the execution of this Agreement.

(b)	The representations and warranties of Seller in Sections 7.1, 7.10 and 7.21 shall survive the Closing indefinitely, subject only to the applicable statute of limitations. The representations and warranties of Seller contained in Articles V, VI and VII (excluding the representations and warranties contained in Sections 7.1, 7.10 and 7.21) and those of Buyer contained in Articles VIII and IX shall survive the Closing and any investigation by the parties with respect thereto but shall terminate and be of no further force or effect on the [*********] anniversary of the Closing Date or, in the case of Section 7.8, on the [*********] anniversary of the last date on which the representation and warranty is restated under Section 12.7. Notwithstanding the foregoing, any such representation or warranty as to which a bona fide claim relating thereto is asserted in writing (which states with reasonable specificity the basis therefor) in accordance with Section 14.3 during or within fifteen (15) days following such survival period shall, with respect only to such claim, continue in force and effect beyond such survival period pending resolution of the claim. The covenants and agreements in this Article XIV shall survive the Closing and shall remain in full force and effect for such period as is necessary to resolve any bona fide claim made with respect to any representation or warranty contained in this Agreement during the survival period thereof. The remaining covenants and agreements of the parties hereto contained in this Agreement shall survive the Closing without any contractual limitation on the period of survival.

14.2 Indemnification. If the Closing is effected, Buyer (in such capacity, an “Indemnifying Party”) agrees, from and after the Closing, to indemnify and hold harmless the Business Group (in such capacity, each an “Indemnified Party”), and Seller (in such capacity, an

“Indemnifying Party”) agrees, from and after the Closing, to indemnify and hold harmless the Buyer Group (in such capacity, each an “Indemnified Party”), against any Losses that such Indemnified Party shall actually incur, to the extent that such Losses (or actions, suits or proceedings in respect thereof and any appeals therefrom (“Proceedings”)):

(a)	subject to the provisions of Section 14.1(b), arise out of or result from the untruth or breach of any representation or warranty made herein in Articles V, VI or VII for the benefit of Buyer Group or in Articles VIII or IX for the benefit of Business Group; or

(b)	arise out of or result from (i) the nonperformance in accordance with its terms of any covenant or agreement made herein for the benefit of the Indemnified Party by the Indemnifying Party, (ii) Buyer being required to defend against, assume or discharge any debt, liability or obligation which constitutes an Excluded Liability (in which case Buyer shall be the Indemnified Party and Seller the Indemnifying Party) or (iii) Seller being required to defend against, assume or discharge any debt, liability or obligation which constitutes an Assumed Liability (in which case Seller shall be the Indemnified Party and Buyer the Indemnifying Party).

The Indemnifying Party shall reimburse the Indemnified Party for any reasonable legal or other expenses (“Expenses”) incurred by it in connection with investigating or defending against any such Losses or Proceedings.

14.3 Procedures.

(a)	Promptly after receipt by the Indemnified Party under Section 14.2 of notice of a Loss or the commencement of any Proceeding against which it believes it is indemnified under this Article, the Indemnified Party shall, if a claim with respect thereto is to be made against the Indemnifying Party under this Article XIV, notify the Indemnifying Party in writing of the commencement thereof; provided, however, that to the extent that the omission to promptly notify the Indemnifying Party adversely affects the ability of the Indemnifying Party to defend such claim or materially increases the amount of indemnification which the Indemnifying Party is obligated to pay hereunder, the amount of indemnification which the Indemnified Party shall be entitled to receive shall be reduced to an amount which the Indemnified Party would have been entitled to receive had such notice of a Loss or the commencement of a Proceeding been timely given.

(b)	The Indemnifying Party shall, within thirty (30) days after receipt of a notice of Loss or Proceeding given pursuant to subsection (a) of this Section 14.3 either (i) in writing acknowledge liability, as between the Indemnifying Party and the Indemnified Party, for such Loss or the amount in controversy in such Proceeding and pay the Indemnified Party the amount of such Loss or the amount in controversy in such Proceeding in cash in immediately available funds (or establish by agreement with the Indemnified Party an alternative payment arrangement), (ii) in writing acknowledge liability, as between the Indemnifying Party and the Indemnified Party, for such Loss or the amount in controversy in such Proceeding but disavow the validity of the Loss or Proceeding or the amount thereof and, in the case of a Proceeding to the extent that it shall so desire in accordance with subsection (d) of this Section 14.3, assume the legal defense thereof or (iii) in writing object (or reserve the right to object until additional information is obtained) to the claim for indemnification or the amount thereof and set forth the grounds therefor in reasonable detail. If the Indemnifying Party does not respond to the Indemnified Party as provided in this subsection within such 30-day period, the Indemnifying Party shall be deemed to have acknowledged its liability for such indemnification claim in accordance with clause (i) of this subsection and the Indemnified Party may exercise any and all of its rights under Applicable Law to collect such amount.

(c)	An Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld), settle, compromise or consent to the entry of any judgment with respect to any pending or threatened Proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such Proceeding) unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such Proceeding. If the Indemnifying Party has responded to the Indemnified Party pursuant to clause (i) of subsection (b) of this Section 14.3, the Indemnified Party may settle, compromise or consent to the entry of any judgment with respect to the Proceeding that was the subject of notice to the Indemnifying Party pursuant to subsection (b) of this Section 14.3 without the consent of the Indemnifying Party (but no such settlement, compromise or consent shall increase the indemnification obligation of the Indemnifying Party to which it has consented pursuant to clause (i) of subsection (b) of this Section 14.3). Except as otherwise provided in the immediately preceding sentence and in subsection (d) of this Section 14.3, an Indemnified Party will not, without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld), settle, compromise or consent to the entry of any judgment with respect to any pending or threatened Proceeding, but, if such Proceeding is settled or compromised or there is entered any judgment with respect to any such Proceeding, in any such case with the consent of the Indemnifying Party, or if a final judgment shall be rendered for the plaintiff in any such Proceeding, the Indemnifying Party agrees to indemnify and hold harmless any Indemnified Party from and against any Loss or Expenses by reason of such settlement, compromise or judgment in accordance with the provisions of this Article XIV.

(d)	If a Proceeding shall be brought against an Indemnified Party and it shall notify the Indemnifying Party thereof in accordance with subsection (a) of this Section 14.3, the Indemnifying Party shall, if it shall have responded to such notice in accordance with clause (ii) or (iii) of subsection (b) of this Section 14.3, be entitled to assume the legal defense thereof at the expense of the Indemnifying Party with counsel of its choice. The Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party, (ii) the Indemnifying Party shall have failed to assume the defense of such action or employ counsel reasonably satisfactory to the Indemnified Party or (iii) the named parties to any such Proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have been advised by such counsel that there is one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Party. In any such case, the Indemnifying Party shall not, in connection with any one action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for the Indemnified Party. Except as aforesaid, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or such action, the Indemnifying Party shall not be liable to the Indemnified Party under this Section 14.3 for any attorney’s fees or other expenses (except reasonable costs of investigation) subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party does not assume the defense of a Proceeding as to which it has acknowledged liability, as between itself and the Indemnified Party, pursuant to clause (ii) of subsection (b) of this Section 14.3, the Indemnified Party may require the Indemnifying Party to reimburse it on a current basis for its reasonable expenses of investigation, reasonable attorney’s fees and expenses and reasonable out-of-pocket expenses incurred in the defense thereof and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party. To the extent necessary to give effect to the provisions of this Article XIV, the Indemnified Party shall grant a power of attorney to the Indemnifying party and provide any reasonably requested information for purposes of assuming any legal defense of the Indemnified Party pursuant to this Article XIV.

(e)	In the case of a Loss as to which the Indemnifying Party shall have responded pursuant to clause (iii) of subsection (b) above, the parties shall, as regards any issue as to the applicability of this Article XIV to such Loss, attempt in good faith to resolve their differences for a period of 60 days following receipt by the Indemnified Party of the response of the Indemnifying Party pursuant to subsection (b) above and, if the parties are unable to resolve their differences within such period, the Indemnified Party may submit the matter to arbitration in accordance with the provisions of Section 16.13.

14.4 Punitive Damages. Except as otherwise expressly provided in this Agreement and other than daños y perjuicios awarded under Applicable Law, no party to this Agreement nor any of its Affiliates or Representatives shall be liable to any other party hereto or to any of its Affiliates or Representatives for claims for punitive, special, exemplary, incidental or consequential damages, including damages for loss of profits, loss of revenue or losses by reason of cost of capital, connected with this Agreement, regardless of whether a claim is based on contract, tort (including negligence), strict liability, violation of any applicable deceptive trade practices act or similar law or any other legal or equitable principle. No party shall be entitled to rescission of this Agreement as a result of breach of any other party’s representations, warranties, covenants or agreements, or for any other matter.

14.5 Seller’s Indemnification Threshold and Cap.

(a)	Notwithstanding the provisions of Section 10.1 hereof, Seller will not be liable for any Losses pursuant to the provisions of Section 14.2(a) hereof unless and until such Losses of the Buyer Group collectively exceed [***********] in the aggregate. If the aggregate amount of such Losses of the Buyer Group covered by the indemnification provisions of Section 14.2(a) hereof should ever exceed [***********], then Seller shall be liable for the aggregate amount of such Losses beginning from the first Peso and without any deductible.

(b)	Notwithstanding the provisions of Section 10.1 hereof, the total liability of the Seller to indemnify and hold the Buyer Group harmless in respect of Losses pursuant to the provisions of Section 14.2(a) hereof shall be limited to [************************] of the Purchase Price.

(c)	The parties expressly acknowledge and agree that the provisions of this Section 14.5 apply only to Losses addressed by Section 14.2(a) hereof and shall not apply to any Losses or Expenses that arise out of or result from the nonperformance of a covenant or agreement as provided for in Section 14.2(b) hereof.

ARTICLE XV

TERMINATION, AMENDMENT AND WAIVER

15.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a)	by mutual written consent of Seller and Buyer;

(b)	by Seller, upon a breach of any representation, warranty, covenant or agreement on the part of Buyer or its Affiliates set forth in this Agreement or if any representation or warranty of Buyer shall have become untrue, in either case, such that the conditions set forth in subsection (a) or (b) of Section 13.2 would not be satisfied (a “Terminating Buyer Breach”); provided, however, that, if such Terminating Buyer Breach is curable by Buyer or Buyer through the exercise of its commercially reasonable best efforts and for so long as Buyer continues to exercise such reasonable efforts, the Seller may not terminate this Agreement under this paragraph (b);

(c)	by Buyer, upon a breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement or if any representation or warranty of Seller shall have become untrue, in either case, such that the conditions set forth in subsection (a) or (b) of Section 13.3 would not be satisfied (a “Terminating Seller Breach”); provided, however, that, if such Terminating Seller Breach is curable by the Seller through the exercise of its commercially reasonable best efforts and for so long as Seller continues to exercise such reasonable efforts, Buyer may not terminate this Agreement under this paragraph (c); or

(d)	by either Seller or Buyer, if the Closing contemplated hereby shall not have occurred on or before December 31, 2003 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this subsection (d) shall not be available to either party whose failure to fulfill any obligation under this Agreement has been, directly or indirectly, the cause of, or resulted in, the failure of the Closing to occur on or before such date.

(e)	by Buyer, if Buyer notifies Seller that Buyer (in its sole determination) is not satisfied with the form and content of all the Schedules and Exhibits referred to herein.

The right of any party hereto to terminate this Agreement pursuant to this Section 14.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Affiliate of any such party or any of their Representatives, whether prior to or after the execution of this Agreement.

15.2 Effect of Termination. Except for Article XVI of this Agreement, this Agreement shall, upon termination hereof pursuant to Section 15.1, forthwith become void and (i) there shall be no liability on the part of Seller or Buyer or any of their respective officers or directors to any other party and (ii) all rights and obligations of any party hereto shall cease; provided, however, that any such termination shall not relieve Seller or Buyer from liability for any misrepresentation or breach of any covenant or agreement under this Agreement.

15.3 Amendment. This Agreement may not be amended except by an instrument in writing executed by the parties hereto.

15.4 Waiver. At any time prior to the Closing, either Seller or Buyer may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.

ARTICLE XVI

GENERAL PROVISIONS

16.1 Disclaimer of Warranties. EXCEPT FOR THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT AND THE CERTIFICATES TO BE DELIVERED BY SELLER PURSUANT TO THIS AGREEMENT AND SANEAMIENTO PARA EL CASO DE EVICCION Y VICIOS OCULTOS, SELLER IS SELLING THE ASSETS ON AN “AS IS”, AND “WHERE IS” BASIS, AND

THEREFORE DISCLAIMS ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTEES WHETHER EXPRESS OR IMPLIED. Buyer acknowledges that neither Seller nor any of its representatives nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts, forecasts or other information, summaries or schedules heretofore made available by Seller or its representatives to Buyer or any other information which is not included in this instrument or the Schedules hereto, and neither Seller nor any of its representatives nor any other Person will have or be subject to any liability in front of Buyer, any Affiliate of Buyer or any other Person resulting from the distribution of any such information to, or use of any such information by, Buyer, any Affiliate of Buyer or any of their agents, consultants, accountants, counsel or other representatives.

16.2 Confidentiality.

(a)	Seller acknowledges and agrees that irreparable damage may occur in the event any Confidential Information regarding the Assets, Seller or Buyer were disclosed to or utilized on behalf of any Person that is in competition in any respect with the Business (or the business of Buyer conducted following the Closing). Accordingly, Seller covenants and agrees that Seller shall not, and Seller shall cause its Affiliates not to, directly or indirectly, without the prior written consent of Buyer, disclose any of such Confidential Information to any third Person at any time prior to the fifth (5th) anniversary of the Closing Date. Seller’s obligations to protect the Confidential Information pursuant to this Section 16.2 shall be limited to using its commercially reasonable best efforts and exercising at least that degree of skill, care and diligence that Seller exercises in protecting its own confidential and proprietary information or exercised in protecting the confidential and proprietary information of the Business prior to the date of this Agreement. Notwithstanding anything else herein to the contrary, Seller and its Affiliates shall be entitled to use the Confidential Information for purposes of performing their obligations under the Transition Agreements. Buyer acknowledges and agrees that the obligations under this Section 16.2 shall terminate upon the termination of this Agreement pursuant to Section 15.1 hereof. The provisions of this Section 16.2 shall not prohibit a party from disclosing any Confidential Information covered by this Section 16.2 pursuant to a court order or other validly issued administrative or judicial process requesting such information; provided, however, that prompt notice is provided to the other party of the requirement of such disclosure. As used herein, the term “Confidential Information” shall mean the following information or material known to the Company or its Affiliates and not generally known to the public: (i) all trade secrets related to the Assets or the Business; (ii) all information concerning the Products, services, prospective products or services, research, product designs, prices, discounts, costs, marketing plans, marketing techniques, market studies, competition, test data, customers, customer lists and records, suppliers and contracts relating to the Business as currently operated by Seller; (iii) all business records and plans of the Business as currently operated by the Seller; and (iv) all information and materials relating to the Intellectual Property Rights or the Records. Notwithstanding the foregoing, the term Confidential Information shall not include information regarding the Business that did not exist as of the time of Closing and which is disclosed to Seller by a third party (other than an Affiliate of Seller) not subject to confidentiality obligations.

(b)	In the event of a breach of Section 16.2(a) hereof by Seller, Seller shall pay to Buyer the actual daños y perjuicios suffered by Buyer as a result of such breach as determined under Applicable Law.

16.3 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally, one business day after being sent by private overnight courier, or by telefax with acknowledgement of receipt, addressed as follows:

If to Buyer, to:

Henkel Capital SA de CV

Calzada de la Viga sin numero

Fraccionamiento Los Laurelos

Ecatepec, Edo. de Mexico 55090

Attention: Chief Executive Officer

with a copies to:

Henkel KGaA

Henkelstrasse 67

40191 Dusseldorf, Germany

Attention: General Counsel

Gardere Wynne Sewell LLP

1000 Louisiana, Suite 3400

Houston, Texas 77002

Attention: Randel R. Young

If to the Seller, to:

Desc S.A. de C.V.

Paseo de los Tamarindos 400-B, floor 30

Col. Bosques de las Lomas

05120 México, D.F.

Attention: Ramón F. Estrada Rivero

General Counsel

with a copy to:

Basham, Ringe y Correa, S.C.

Paseo de los Tamarindos 400-A, floor 9

Col. Bosques de las Lomas

05120 México, D.F.

Attention: Daniel A. Del Río Loaiza

or to such other address as such party may indicate by a notice delivered to the other parties hereto.

16.4 Assignment; Successors and Assigns; Limits on Rights of Third Parties. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred, delegated or assigned by any party hereto prior to Closing without the written consent of the other parties hereto, except that Buyer and Buyer Service Co shall have the right to transfer and assign any of their respective rights and interests hereunder to each other or to any of their Affiliates, provided that Buyer and Buyer Service Co shall remain jointly and severally liable for the obligations of such Affiliate hereunder. Following the Closing, any party hereto may assign any of its rights hereunder, but such assignments shall not relieve it of any of its obligations hereunder. Nothing express or implied in this Agreement is intended or shall be construed to confer upon or give any Person other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby, except that the Buyer Group and the Business Group are hereby expressly made third party beneficiaries of this Agreement and are entitled to enforce the obligations of the parties to this Agreement.

16.5 Entire Agreement; Amendments. This Agreement together with the Annexes and Schedules referred to herein, the documents delivered pursuant hereto (including the Environmental Remediation Agreement) contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by written instrument signed by an authorized representative of each of the parties hereto.

16.6 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this agreement shall not be construed to be a wavier of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each any every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

16.7 Expenses. Regardless of whether or not the transactions contemplated hereby is consummated, each of the parties hereto shall be solely responsible for and bear all of its own respective cost and expenses, including, without limitation, expenses of legal counsel, accountants or other advisors, incurred at any time and in connection with this Agreement or with pursuing or consummating the transactions contemplated hereby, with the sole exception of the fees of the external advisors under the CFC Filing Agreement, which shall be borne and paid by Seller and Buyer in the manner required therein.

16.8 Schedules. Any item disclosed in any of the Schedules or in any of the Annexes attached hereto, under any specific Section or Schedule number hereof, shall be deemed to have been disclosed for all purposes of this Agreement in response to every Section of this Agreement in respect of which such disclosure is permitted or required, provided that the information set forth in such schedule provides reasonably sufficient information to enable a person to understand that the information set forth in such schedule is also responsive to a disclosure requirement on another schedule.

16.9 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under Applicable Law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

16.10 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of the parties hereto.

16.11 Further Assurances; Later Discovered Assets. From time to time after the Closing, the Seller will execute and deliver, or cause to be executed and delivered, without further consideration, such other instruments of conveyance, assignment, transfer and delivery and will take such other actions as Buyer may reasonably request in order to more effectively transfer, convey, assign and deliver to Buyer, and to place Buyer in possession and control of any of the Assets or to enable Buyer to exercise and enjoy all rights and benefits of the Business with respect thereto. If at any time it is discovered that any asset, property, contract or other right (a “Later Discovered Asset”) of Seller was excluded from the Assets Schedules attached hereto pursuant to Section 2.2 and such Later Discovered Asset was either directly related to the Business or was owned or leased by, or licensed to, Seller to generate the Audited Financial Statements (excluding any Excluded Assets or any assets disposed of by Seller in the Ordinary Course of Business), then for no additional consideration Seller shall execute a conveyance document for such Later Discovered Asset transferring ownership thereof to Buyer, and if Buyer is not in possession of such Later Discovered Asset, Seller shall promptly deliver possession of such Later Discovered Asset to Buyer. All Later Discovered Assets shall be subject to the applicable representations and warranties of Buyer in Article VII as if they had been listed on the Assets Schedules attached hereto pursuant to Section 2.2.

16.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Mexico.

16.13 Arbitration.

(a)	Disputes. Except as otherwise provided to the contrary herein, any controversy, dispute, difference or claim arising out of or relating to this Agreement shall be settled finally by arbitration in accordance with the Rules of Conciliation and Arbitration (the “Rules”) of the International Chamber of Commerce (“ICC”).

(b)	Arbitration Panel. Three arbitrators appointed in accordance with the Rules shall conduct the arbitration. Any party hereto may commence arbitration by filing a demand for arbitration (“Demand”) with the Secretariat of the Court of Arbitration (the “Court of Arbitration”) of the ICC, and sending a notice with a copy of such Demand to the other party in accordance with this Agreement. The Demand shall designate the arbitrator selected by the party filing the Demand. Within fifteen (15) days thereafter, the other party shall designate a second arbitrator by written notice to the first party in accordance with this Agreement. The two arbitrators thus designated shall, within fifteen (15) days thereafter, select a neutral third arbitrator. In the event that the second or third arbitrators is not designated or selected within the period specified, such arbitrator shall be appointed by the Court of Arbitration.

(c)	Rules. The arbitrators shall determine what rules shall be applicable to those aspects of the proceedings as to which the Rules may be silent and shall conduct the arbitration proceedings in accordance with such procedural rules as they may establish. In deciding the merits of the dispute, the arbitrators shall apply the laws of Mexico.

(d)	Substitution of Arbitration. If, for any reason, an arbitrator, after having accepted appointment as such, is unwilling or unable to enter upon and complete the determination of the dispute, then, within fifteen (15) days of the receipt of notice of the arbitrator’s withdrawal, a substitute shall be appointed in accordance with the procedures established in paragraph (b) above and in the Rules.

(e)	Place and Time of Arbitration. The place of arbitration shall be the City of Mexico Federal District, Mexico. The third arbitrator shall fix the date, time and location of the hearing, which shall commence with thirty (30) days after the date the parties receive notice of the appointment of the third arbitrator.

(f)	Language. The arbitration hearing shall be conducted in Spanish and if a translator or interpreter is required, the party needing such translator or interpreter shall provide one at its own expense.

(g)	Absence of a Party. In the event that any party fail to submit to arbitration or fail to appear at the date, time or location designated for the arbitration, the arbitrators will, providing that such party has received notice of the arbitration and the opportunity to present its case, proceed with the arbitration in the absence of such party and will render their decision on the basis of the documents and evidence presented to them.

(h)	Decisions. The decision of the arbitrators shall be determined by the majority, and the parties shall be bound by the decision of the arbitrators, who shall communicate such decision to the parties within thirty (30) days of the closing of the hearing and shall, within thirty (30) days thereafter, provide the parties with a written opinion stating the reason for their decision.

(i)	Finality. The arbitration award shall be final and not subject to appeal. Judgment upon such award may be entered for execution in any court of competent jurisdiction, or application may be made to such a court for judicial acceptance of such award and an order of enforcement.

(j)	Actions Pending Arbitration. During the period commencing the day the Demand is filed with the ICC until the award is made by the arbitrators, the party filing the Demand shall not, and during the period commencing the day the party not filing the Demand receives the copy thereof as herein above provided until the award is made by the arbitrators, such party not filing the Demand shall not, take any action that would fundamentally change the situation with respect to the subject matter of the Demand in a way that would prejudice the other party. Notwithstanding any other rights that either party may have, pending the resolution of any dispute, this Agreement shall remain in full force and effect in accordance with its terms and the parties shall continue to fulfill their obligations hereunder.

(k)	Fees and Expenses. The fees and expenses of the arbitration shall be shared equally by the Buyer and the Seller, each of which shall, if the ICC so demands, submit an advance deposit, in Pesos, to the ICC in such amounts as the ICC shall determine. If such deposit shall, in the aggregate, exceed the fees and expenses of the arbitrators, the excess shall be equally divided and half shall be returned to each of the parties.

(l)	Attorney’s Fees. The arbitrators shall have the authority, in their discretion, to award attorney’s fees to the party determined by them to be free from fault.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

DESC, S.A. de C.V.

By:
Name:
Title:

By:
Name:
Title:

HENKEL CAPITAL, S.A. de C.V.

By:
Name:
Title:

By:
Name:
Title:

***Portions marked with asterisks within brackets have been omitted pursuant to a request for confidential treatment, and have been filed separately with the Commission in connection with such request.

ANNEX B

DEFINITIONS

“Actions” has the meaning specified in Section 7.11.

“Additional Severance” has the meaning specified in Section 12.2(b).

“Adhesives Business” means the business of manufacturing, packaging, warehousing, distribution and/or sales of consumer and industrial adhesives more fully described in Annex A-1, including the commercial brands and product lines of industrial adhesives described on Schedule 7.22(a), and including any other activities related or incidental thereto, to the extent that such business (i) contributed to the assets reflected on the balance sheet portion, (ii) contributed to the generation of income reflected on the statement of income portion, or (iii) contributed to the generation of cash flows reflected on the statement of cash flow portion, of all or any part of the Audited Financial Statements.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

“Ancillary Documents” means all documents, instruments, certificates and agreements contemplated to be executed in connection with this Agreement.

“Applicable Law” means all applicable legislation, regulations, rules, ordinances or orders of any nation or state, including the United States of Mexico, and any city, municipality or other political subdivision thereof (but with respect to any party, only to the extent the foregoing is directly applicable to such party), and including all applicable decisions of any Governmental Authority in any such jurisdiction (but with respect to any party, only to the extent the foregoing is directly applicable to such party); the parties acknowledge and agree that Applicable Law does not include any legislation, regulations, rules, ordinances or orders enacted or signed into law after the Closing.

“Assets” has the meaning specified in Section 2.2.

“Assumed Liabilities” has the meaning specified in Section 2.4(a).

“Audited Financial Statements” has the meaning specified in Section 7.2(a).

“Auditor” has the meaning specified in Section 3.2.

“Authorization” means any franchise, permit, license, authorization, order, certificate, registration or other consent or approval granted by any Court or Governmental Authority.

“Base NWC Premium” has the meaning specified in Section 3.2.

“Base Purchase Price” has the meaning specified in Section 3.1.

“Breach Claims” shall have the meaning specified in Section 3.3(c).

“Base NWC Premium” has the meaning specified in Section 3.2(a).

“Base Purchase Price” has the meaning specified in Section 3.1.

“Basis” means any past or present fact, situation, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

“Business” has the meaning specified in the Recitals to this Agreement.

“Business Group” means Resistol and Seller Service Co during the period before the Merger Date, and Seller and Seller Service Co during the period on and after the Merger Date.

“Business Payable” has the meaning specified in Section 11.13.

“Buyer” has the meaning specified in the first paragraph of this Agreement.

“Buyer Group” means Buyer, Buyer Service Co and Henkel.

“Buyer Service Co” has the meaning specified in the Recitals to this Agreement.

“CFC” means the Federal Competition Commission of Mexico.

“CFC Approval” means (i) the receipt of approval from the CFC of the transactions contemplated hereby, or (ii) the waiting period under the Mexican Federal Law of Economic Competition shall have expired or been terminated and no action, suit, investigation or proceeding by any Governmental Authority shall have been instituted to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

“CFC Filing Agreement” has the meaning specified in Section 11.5.

“Claims” has the meaning specified in Section 2.2(i).

“Closing” means the consummation and completion with full effectiveness, validity and enforceability of the transactions contemplated by this Agreement, once all the conditions specified in Article XIII, have been complied. For the avoidance of doubt, each and every one of the conditions specified in Article XIII are considered individually a condición suspensivas in accordance with section 1939 of the Mexican Federal Civil Code.

“Closing Date” has the meaning specified in Section 4.1.

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“Collective Bargaining Contracts” has the meaning specified in Section 7.8(a).

“Commercially Reasonable Best Efforts”, whether or not capitalized, means the efforts that a prudent Person desiring to achieve a result would use in similar circumstances to achieve (and cause its Affiliates to achieve) that result as expeditiously as possible, provided, however, that such Person would not be required to expend any material funds or incur any other material burden.

“Comparable Offer” has the meaning set forth in Section 12.2(b).

“Confidential Information” has the meaning specified in Section 16.2.

“Contracts” has the meaning specified in Section 2.2(h).

“Contractual Transfer Restriction” means an obligation imposed by organizational documents of a Person or by Contract limiting or prohibiting the alienation, transfer, assignment or conveyance of all or any part of the Assets or the business as contemplated in this Agreement.

“Court of Arbitration” has the meaning specified in Section 16.13(b).

“Court Order” means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

“Deloitte” has the meaning set forth in Section 3.3(b).

“Demand” has the meaning specified in Section 16.13(b).

“Disputed Receivables Amount” is the difference between the amount of Receivables that Seller projects to be recoverable and collectible by Buyer hereunder on or before the Final Collection Date and the amount of Receivables Buyer projects to be recoverable and collectible hereunder on or before the Final Collection Date. The parties stipulate the Disputed Receivables Amount to be [*************************************************************].

“Employee Benefits” has the meaning specified in Section 7.8(b).

“Employee Confidentiality Agreements” has the meaning specified in Section 7.26.

“Employees” has the meaning specified in Section 7.8(a).

“Employment Date” has the meaning set forth in Section 12.4(d).

“Encumbrance” means any lien (including Tax liens), claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other restrictions of any kind.

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“Environment” means, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

“Environmental, Health and Safety Law(s)” means all legislation, regulations, rules, ordinances or orders whether federal, state, local or municipal, which regulate or are related to (a) pollution; (b) the health, protection, preservation or restoration of the Environment including the use, storage, recycling, treatment, generation, transportation, manufacture, processing, distribution, handling, labeling, release or disposal of Hazardous Materials; (c) public health and safety; or (d) employee health and safety or safety in the workplace; including, without limitation, the Mexican General Law of Ecological Balance and Environmental Protection (Ley General del Equilibrio Ecológico y Protección al Ambiente) and its Regulations, the National Waters Law (Ley de Aguas Nacionales) and its Regulations, the General Health Law (Ley General de Salud) (to the extent relating to health, safety and environmental matters), the Federal Labor Law (Ley Federal del Trabajo) (to the extent relating to health, safety and environmental matters) and the Federal Regulations of Health and Safety in the Workplace (to the extent relating to health, safety and environmental matters), the Mexican Official Standards (Normas Oficiales Mexicanas) and the Mexican Standards (Normas Mexicanas) that establish maximum allowable limits for pollutant air emissions from fixed and movable sources, pollutant wastewater discharges to bodies of water or to sewer systems, pollutant (including hydrocarbons) soil from solids and other discharges, requirements in the handling, transportation and disposal of hazardous materials and hazardous waste, pollutant noise emissions from fix and movable sources, and occupational health and safety requirements, but only to the extent that the foregoing are Applicable Laws.

“Environmental Remediation Agreement” means that certain Environmental Remediation Agreement dated as of the date hereof between Seller and Buyer, pursuant to which Seller agrees to pay for and remediate certain environmental conditions located at Seller’s facilities in Salamanca and Vallejo, Mexico.

“Equipment” has the meaning set forth in Section 2.2(a).

“Escrow Agent” means the Escrow Agent designated in Section 3.4.

“Excluded Assets” has the meaning specified in Section 2.3.

“Excluded Business” has the meaning specified in the Recitals to this Agreement.

“Excluded Liabilities” has the meaning specified in Section 2.4(b).

“Exclusivity Liquidated Damage Penalty” has the meaning specified in Section 10.4(b).

“Expenses” has the meaning specified in Section 14.2(b).

“Extended Collection Date” means June 30, 2004.

“Extended Payment Date” has the meaning specified in Section 3.3(b)(iv).

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“Fester Contracts” has the meaning set forth in Section 7.23.

“Fester Distributors” has the meaning set forth in Section 7.23.

“Fester Network” means the distribution network of Fester Distributors, considered as a whole or any part thereof.

“Fester Products” means the product lines relating to the Waterproofing/Sealants Business identified on Schedule 7.22(b).

“FIC” means the National Commission of Foreign Investments.

“FIC Approval” means (i) the receipt of approval from the FIC or (ii) the waiting period under the Mexican Foreign Investment Law shall have expired or been terminated and no action, suit, investigation or proceeding by any Governmental Authority shall have been instituted to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

“Final Collection Date” means March 31, 2004.

“Final Payment Amount” has the meaning set forth in Section 3.3(b)(iii).

“GAAP” means generally accepted accounting principles as applied in Mexico.

“Governmental Authority” means any court or tribunal in any applicable jurisdiction or any national, federal, regional, state, local or other governmental agency, authority, administrative agency, regulatory body, commission or instrumentality (but with respect to any party hereto, only to the extent that the foregoing has jurisdiction over that party), including any multinational authority having governmental or quasi-governmental powers; provided, however, that the term shall not include any entity or organization that is engaged in industrial or commercial operations and is wholly or partly owned by any government.

“Guaranty” means a guaranty executed by Seller in favor of Buyer in the form attached hereto as Annex H, pursuant to which Seller unconditionally guarantees the full performance of it Affiliates under the Transition Agreements.

“Hazardous Materials” means all corrosive, reactive, toxic or inflammable substances, materials or wastes defined, listed or considered as hazardous materials or wastes under Environmental, Health and Safety Laws in effect on the Closing Date, including, without limitation, asbestos, and asbestos-containing materials, whether or not considered a hazardous material under such Environmental, Health and Safety Laws.

“Henkel” has the meaning specified in the Recitals to this Agreement.

“ICC” has the meaning set forth in Section 16.13(a).

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“Indemnified Party” has the meaning set forth in Section 14.2.

“Indemnifying Party” has the meaning set forth in Section 14.2.

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, and trade names, together with all translations, adaptations, derivations, and combinations thereof, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (e) all computer software (including data and related documentation), (f) all internet domain names and domain rights, (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“Intellectual Property Rights” has the meaning set forth in Section 2.2(g).

“Interest Rate” means the 28-day “Tasa de Interés Interbancaria de Equilibrio” (TIIE) interest rate as published by Banco de Mexico in the Mexican daily official Gazette (Diario Oficial de la Federación), plus 5%.

“Interim Collection Date” means December 31, 2003.

“Interim Financial Statements” has the meaning set forth in Section 7.2(a).

“Interim Payment Amount” has the meaning set forth in Section 3.3(b)(ii).

“Inventory” means all raw materials, ingredients, work-in-process, finished goods, packaging materials or other inventory related to the Business.

“IT Agreement” means an information technology services agreement between Desc Corporativo, S.A. de C.V. and Buyer in the form attached hereto as Annex I, pursuant to which Seller will perform certain transitional information technology services for Buyer.

“IT Employees” has the meaning set forth in Section 12.2(a).

“IT Services” has the meaning set forth in Section 12.2(a).

“Labor Laws” has the meaning set forth in Section 7.8(b).

“Later Discovered Asset” has the meaning set forth in Section 16.11.

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“Lease” has the meaning specified in Section 7.13.

“Leased Equipment” has the meaning specified in Section 2.2(d).

“Leased Real Property” has the meaning specified in Section 2.2(c).

“Lerma Agreement” means a transfer and option agreement between Seller and Buyer in the form attached hereto as Annex J.

“Lerma Assets” has the meaning specified in Section 2.3(b).

“Lerma Employees” means those Employees that are employed at the Lerma Facility.

“Lerma Facility” has the meaning specified in Section 2.3(b).

“Liabilities” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Loss(es)” means losses, daños y perjuicios, obligations, settlement payments, awards, judgments, fines, penalties, and other damages excluding consequential, incidental, punitive or any other kind of damages, but expressly including any loss of profits, loss of revenue or losses of reason by cost of capital.

“Management Services” means all services provided by Seller Service Co to Seller including management, accounting, personnel, invoicing, promotion, sale, financing and any other management and administrative services related with the Business.

“Material” shall mean material to either the Adhesives Business or the Waterproofing/Sealants Business.

“Material Adverse Effect” means a material adverse effect upon or change in (a) the Adhesives Business or the Waterproofing/Sealants Business or the condition (financial or otherwise) of either the Adhesives Business or the Waterproofing/Sealants Business, or (b) the ability to continue to conduct either the Adhesives Business or the Waterproofing/Sealants Business.

“Material Contracts” has the meaning specified in Section 13.3(f).

“Merger” has the meaning set forth in the Recitals to this Agreement.

“Merger Date” has the meaning set forth in the Recitals to this Agreement and is the date on which the Merger becomes effective as to all Persons.

“Mexico” means the United Mexican States.

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“Most Recent Fiscal Year End” has the meaning specified in Section 7.2(a).

“Net Working Capital” means Current Assets of the Business minus Current Liabilities of the Business. For purposes of the preceding sentence, (i) “Current Assets” means the aggregate value of the Receivables (including only Clientes Intercompañias, Cartera Local and Cartera de Exportación and excluding Deudores Diversos and excluding the Disputed Receivables Amount) and the Inventory (including only Materia Prima, En Transito, Productos en Proceso, Producto Terminado and Actualización), as of the Closing Date, as determined in accordance with GAAP, and (ii) “Current Liabilities” means the aggregate value of the accounts payable of the Business (including only Proveedores Intercompañias, Proveedores (M.N.) and Proveedores (M.E.), but excluding Cuentas por Pagar Intercompañias, Factoraje GE Capital) and any other financial liabilities of the Business, as of the Closing Date, as determined in accordance with GAAP.

“Non-Compete Liquidated Damage Penalty” has the meaning specified in Section 11.7(c).

“Non-Transferable Authorization” has the meaning specified in Section 11.11.

“Ordinary Course of Business” means the ordinary course of business of the Business consistent with past custom and practice, including with respect to quantity and frequency.

“Owned Real Property” has the meaning specified in Section 2.2(b).

“Parcel” has the meaning specified in Section 7.12.

“Pension Plan” has the meaning set forth in Section 7.8(d).

“Pension Funds” means the funds maintained for retirement pensions of the Employees under the Pension Plan of Seller or any other retirement pension plan of Seller or Seller Service Co for any of the Employees, and shall include an Employee’s (a) monthly pension for retirement (pensión mensual por concepto de jubilación) and (b) seniority bonus for resignation or firing (prima de antigüedad por concepto de renuncia o despido) under the Mexican Federal Labor Law, but shall exclude the Employee’s (x) pension for death or disability (pensión por fallecimiento e invalidez), (y) life insurance and major medical insurance for retired employees (seguro de vida y gastos médicos mayores para Jubilados) and (z) seniority bonuses for death or disability (primas de antigüedad por muerte o invalidez).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Authority.

“Pesos” or “MxP$” means Mexican Pesos, the lawful currency of Mexico.

“Proceedings” has the meaning specified in Section 14.2.

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“Products” has the meaning specified in Section 7.22.

“Purchase Price” has the meaning specified in Section 3.1.

“Receivables” means the account receivables from the operations of the Business arising from the bona fide sale of products in the Ordinary Course of Business.

“Real Property” means the Owned Real Property and the Leased Real Property.

“Records” has the meaning specified in Section 2.2(k).

“Regulatory Transfer Restriction” means any Legal Requirement that imposes an obligation on Seller or any other member of the Business Group to obtain the Authorization of any Court or Governmental Authority prior to alienating, transferring, assigning, or conveying all or any part of the Assets or the Business as contemplated by this Agreement.

“Related Party Contract” means a contract between the Seller and any Affiliate of Seller.

“Release” means release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of Hazardous Materials into the indoor or outdoor Environment or into or out of any Real Property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or Real Property.

“Representatives” shall mean, with respect to any specified Person, its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives.

“Required Authorizations” has the meaning specified in Section 13.3(g).

“Resistol” has the meaning specified in the Recitals to this Agreement.

“Retention Period” means (i) for the Lerma Employees, the time period commencing on the Closing Date and ending on the earlier of the termination or expiration of the Toll Manufacturing Agreement, and (ii) as to all other Employees, the time period commencing on the Closing Date and ending on the earlier to occur of (A) the termination or expiration the Services Agreement or (B) the date on which that Employee’s service are terminated under the Services Agreement.

“Retiring Employees” has the meaning specified in Section 7.8(a).

“Rules” has the meaning specified in Section 16.13(a).

“Seller” has the meaning specified in the first paragraph of this Agreement.

“Seller Service Co” has the meaning specified in the Recitals to this Agreement.

“Seller Taxes” has the meaning specified in Section 11.3(b).

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“Services Agreement” means a transitional services agreement between Seller Service Co and Buyer in the form attached hereto as Annex K, pursuant to which Seller and Seller Service Co will provide to Buyer and Buyer Service Co all of the services and functions historically performed by or provided to the Business.

“Severance Amount” has the meaning set forth in Section 12.3(a).

“Severance Date” has the meaning set forth in Section 12.3(b).

“Severance Policy” has the meaning set forth in Section 12.2(b).

“Subsidiary” shall mean, with respect to a specified Person, any corporation, partnership, limited liability company, joint venture or other legal entity (and any successor to such legal entity) of which the specified Person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50 percent of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or legal entity.

“Tax” or “Taxes” means any and all taxes (together with any interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes on or with respect to income, franchises, housing, windfall or other profits, gross receipts, property, occupation, capital stock, payroll, employment, estimated, social security, workers’ compensation, unemployment compensation, or net worth and taxes in the nature of withholding, ad valorem, IVA, alternative or add on minimum, personal holding company, accumulated earnings, stamp, transfer, or gains taxes.

“Taxing Authority” shall mean, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Authority, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Tax Return” shall mean any report, return, declaration, claim for refund, information return or statement relating to Taxes, including any schedule, attachment or amendment thereto.

“Terminating Buyer Breach” has the meaning specified in Section 15.1(b).

“Terminating Seller Breach” has the meaning specified in Section 15.1(c).

“Termination Date” has the meaning specified in Section 15.1(d).

“Territory” has the meaning specified in Section 7.28.

“Third Person Consent” means any approval, consent, amendment or waiver of a Person, that is required under any organizational documents relating to Seller or any other Member of the Business Group, Buyer or any of its Affiliates, or under any contract (including the counterparty

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to such contract) in order to effect the transactions contemplated hereby or any part thereof, including waivers and consents by lenders and waiver of any Contractual Transfer Restriction or Regulatory Transfer Restriction.

“Toll Manufacturing Agreement” means a transitional tolling manufacturing, raw material supply and purchase option agreement between Seller and Buyer in the form attached hereto as Annex M, pursuant to which Seller will manufacture for Buyer on a transitional basis certain polymers and compounds.

“Total Receivables Amount” is the total amount of the Receivables on and as of the date of this Agreement. The parties stipulate the Total Receivables Amount to be [*************************************************************************************************************].

“Transferable Authorization” has the meaning specified in Section 2.2(j).

“Transfer Taxes and Fees” has the meaning specified in Section 11.3(a).

“Transition Agreements” means and refers to the Toll Manufacturing Agreement, the IT Agreement, the Lerma Agreement and the Services Agreement.

“Undisputed Receivables Amount” shall mean the difference between the Total Receivables Amount and the Undisputed Receivables Amount. The parties stipulate the Undisputed Receivables Amount to be [***********************************************************************************************************].

“Waterproofing/Sealants Business” means the business of manufacturing, packaging, warehousing, distribution, sales and/or application of waterproofing and sealant products more fully described in Annex A-1, including the commercial brands, service marks, product lines and service lines relating to waterproofing and sealants products and described on Schedule 7.22(b), including any other activities related or incidental thereto, to the extent that such business (i) contributed to the assets reflected on the balance sheet portion, (ii) contributed to the generation of income reflected on the statement of income portion, or (iii) contributed to the generation of cash flows reflected on the statement of cash flow portion, of the Audited Financial Statements.

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